Filed Pursuant to Rule 424(b)(5)

Registration Statement No. 333-152776

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per security	Proposed maximum aggregate offering price (1)	Amount of Registration Fee(2)
Common Stock, $0.625 par value per share	4,370,000	$61.50	$268,755,000	$10,562.07

(1)	Includes shares of common stock that may be purchased by the underwriters pursuant to their option to purchase additional shares of common stock to cover over-allotments.

(2)	This filing fee is calculated in accordance with Rule 457(r) and relates to the Registration Statement on Form S-3 (File No. 333-152776 ) filed by the Registrant on August 5, 2008.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-152776

PROSPECTUS SUPPLEMENT	August 6, 2008

(To Prospectus dated August 5, 2008)

3,800,000 Shares

Massey Energy Company

Common Stock

We are offering 3,800,000 shares of common stock offered by this prospectus supplement.

Our common stock is traded on the New York Stock Exchange under the symbol “MEE.” On August 6, 2008 the last reported sales price of our common stock on the New York Stock Exchange was $63.38 per share.

Concurrently with this offering of common stock, we are offering $600.0 million aggregate principal amount of our 3.25% convertible senior notes due 2015 (or up to $690.0 million aggregate principal amount of notes if the underwriters exercise their option to purchase additional notes to cover over-allotments, if any) pursuant to a separate prospectus supplement and accompanying prospectus. This common stock offering is not contingent upon the notes offering and the notes offering is not contingent upon this common stock offering.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should read the discussion of material risks of investing in our common stock in “Risk factors” beginning on page S-11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per share	Total
Public offering price	$61.50	$233,700,000
Underwriting discounts and commissions	$2.3831	$9,055,780
Proceeds, before expenses, to us	$59.1169	$224,644,220

The underwriters may also purchase up to an additional 570,000 shares of our common stock at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any, within 30 days of the date of this prospectus supplement. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $10,414,147, and our total proceeds, before expenses, will be $258,340,853.

The underwriters are offering the common stock as set forth under “Underwriting.” Delivery of the shares will be made on or about August 12, 2008.

Joint Book-Running Managers

UBS Investment Bank	JPMorgan

Co-Managers

BB&T Capital Markets	Stifel Nicolaus	Wachovia Securities

You should rely only on the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus are not offers to sell, nor are they seeking an offer to buy, the shares offered by this prospectus supplement or the accompanying prospectus in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein is accurate only as of the dates of the respective documents in which such information is included, regardless of the time of delivery of this prospectus supplement or any sale of the shares of common stock offered hereby.

Prospectus Supplement

Prospectus

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this common stock offering.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

You should read both this prospectus supplement and the accompanying prospectus together with the additional information described under the heading “Incorporation of Certain Information by Reference.”

In this prospectus supplement, we refer to information regarding the coal industry in the United States from Energy Ventures Analysis, Inc. (the “EVA”). We are not affiliated with the EVA and the EVA is not aware of and has not consented to being named in this prospectus supplement. Although we believe that this information is reliable, we have not independently verified the accuracy or completeness of this information.

Unless the context otherwise indicates, references to “Massey,” “we,” “us,” “our,” and “Company” in this prospectus supplement refer to Massey Energy Company and its subsidiaries, and references to “A.T. Massey” are to A.T. Massey Coal Company, Inc., our wholly-owned and sole, direct operating subsidiary.

Summary

This summary highlights selected information about us and this common stock offering. This summary is not complete and may not contain all of the information that is important to you. We encourage you to read this prospectus supplement and the accompanying prospectus, including the information under the caption “Risk Factors” and the information we incorporate by reference, in its entirety.

MASSEY ENERGY COMPANY

We produce, process and sell bituminous coal of various steam and metallurgical grades, primarily of a low sulfur content, through our 23 processing and shipping centers, called “resource groups,” many of which receive coal from multiple mines. These resource groups support our 43 underground mines (two of which employ both room and pillar and longwall mining) and 14 surface mines (with nine highwall miners in operation) in West Virginia, Kentucky and Virginia. The number of mines that we operate may vary from time to time depending on a number of factors, including existing demand for and price of coal, exhaustion of economically recoverable reserves and availability of experienced labor. Steam (also called utility) coal, which accounted for approximately 69% and 64% of our produced coal sales volume in the year ended December 31, 2007 and the six months ended June 30, 2008, respectively, is primarily purchased by utilities as fuel for electricity generation. Approximately 10% of our produced coal sales volume in both the year ended December 31, 2007 and the six months ended June 30, 2008 was generated by sales to industrial customers that use coal with certain quality characteristics for generation of electricity or for process steam. Metallurgical coal, which accounted for approximately 21% and 26% of our produced coal sales volume in the year ended December 31, 2007 and the six months ended June 30, 2008, respectively, is used primarily to make coke for use in the manufacture of steel and can also be marketed as an ultra high quality, low sulfur steam coal for electricity generation. Metallurgical coal generally sells at a premium over steam coal because of its unique quality characteristics. During the year ended December 31, 2007 and the six months ended June 30, 2008, we sold 39.9 million and 20.4 million tons, respectively, of coal generating produced coal revenues of $2,054.4 million and $1,253.5 million, respectively.

We are one of the premier coal producers in the United States by several measures:

➢	As measured by 2007 revenues, EVA ranks us as the fourth largest coal company in the United States based on produced coal revenues;

➢	We are the largest coal producer in the Central Appalachian region, the largest coal-producing region by revenues in the United States;

➢	We are one of the largest producers of metallurgical coal in the United States; and

➢	We estimate that we control approximately 2.3 billion tons of proven and probable coal reserves as of December 31, 2007, which should last for more than 50 years at current production levels.

Competitive Strengths

We believe that our competitive strengths will enable us to enhance our position as one of the premier coal producers in the United States.

We are the largest coal producer in Central Appalachia, the largest U.S. coal-producing region by revenues.    We are the largest coal producer in the Central Appalachian region with a proven reputation as a skilled, long-term operator. In 2007, our produced coal sales volume in Central Appalachia was approximately twice that of our next closest competitor in the region. The Central Appalachian region is a principal source in the United States of bituminous coal of steam and metallurgical grades, primarily of a low sulfur content. In 2007, the region accounted for approximately 16% of U.S. coal produced tons. We have an in-depth knowledge of the area’s coal reserves, mining conditions, customers, property owners and employee base. We believe this regional focus affords us operating efficiencies.

We have a large, high quality, diverse reserve base.    We control approximately 2.3 billion tons of proven and probable coal reserves, which makes us the largest holder of proven and probable coal reserves in the Central Appalachian region. Our reserves include both high quality, low sulfur steam coal desired by public utility and industrial customers and metallurgical coal demanded by steel manufacturers. Approximately 1.4 billion tons of our proven and probable coal reserves contain less than 1% sulfur, of which approximately 0.9 billion tons are compliance coal that meets the current sulfur emission standards of the Clean Air Act. Our reserve base should last approximately 50 years based on current production levels. We are one of the largest U.S. producers of premium metallurgical coal, which we sell to steel producers domestically and overseas.

We have a low level of employee-related long-term liabilities.    Our employee-related legacy liabilities are significantly lower than those of many of our coal industry peers. As of December 31, 2007, we had pension trust assets with a fair market value of approximately $291.7 million, which were in excess of our defined benefit pension plan projected benefit obligation of approximately $252.2 million. Our retiree healthcare benefit liability (OPEB) was approximately $147.7 million at December 31, 2007.

We have strong, long-term relationships with a broad base of customers.    We have strong relationships with a broad base of over 125 customers. The majority of these customers purchase coal under long-term contracts with terms of one year or longer. We believe these contracts provide us with stable and predictable cash flow. Many of our customers are well-established utilities who have been our customers for a number of years. Additionally, the proximity of our mines to many of our customers provides us with an advantage over suppliers from western coal basins in terms of freight cost and delivery time.

We have built a superior infrastructure and transportation system.    Over the last eight years, we have invested approximately $2.1 billion to upgrade, expand and maintain our mining, processing and transporting capabilities. These projects include the development of new underground and surface mines, investments in new mining equipment, including high productivity surface mining equipment, expansion of processing plant capacity and development of systems to reduce our reliance on trucking, the most expensive transportation method, including the construction of conveyor belt systems and investments in train loading facilities.

We have demonstrated our ability to grow our coal reserves and production through acquisitions and other strategic transactions.    We have grown our reserve base and production capacity through the strategic acquisition and integration of coal operations as well as through reserve swaps and coal leases. We have utilized a disciplined acquisition strategy that has helped us to avoid the difficulties often associated with the integration of acquisitions.

Our senior executive officers have significant experience in the coal industry.    Our senior executive officers have an average of 23 years of experience in the coal industry and an average of 20 years of experience with us.

Strategy

Our primary objectives are to capitalize on current market conditions and to continue to build upon our competitive strengths to enhance our position as one of the premier coal producers in the United States by:

Expanding production in response to strong coal market conditions.    We are in the process of expanding our production capabilities to take advantage of the strong coal market. Our internal expansion and cost reduction plan anticipates developing net additional annual production of up to 10 million tons in 2010 compared to 2007, with the ramp up occurring during 2008 to 2010. These new tons will be weighted towards metallurgical coal production, which we believe will be cost advantaged versus existing comparable quality competitor production.

Enhancing profitability through continued safety improvements, productivity gains and cost measurement.    We continue to seek to reduce operating costs and increase profitability at our mines through our safety, productivity and cost measurement initiatives. We continue to implement safety measures designed to improve our profitability. In addition, we seek to enhance productivity by applying best practices. We also manage costs by generating critical data in a timely manner to measure performance, cost and materials usage in our mining operations.

Expanding use of more productive mining methods.    Currently, we engage in four principal coal mining methods: underground “room and pillar” mining, underground longwall mining, highwall mining and surface mining. Because highwall mining and surface mining are high-productivity, low-cost mining methods, we will seek to increase production from our use of those methods to the extent permissible and cost-effective.

Pursuing strategic acquisitions.    We believe that the coal industry will undergo increasing consolidation over the coming years. We plan to build on our position as the largest producer in Central Appalachia by pursuing growth in a disciplined manner through the opportunistic acquisition of additional coal reserves and mining facilities. We believe there are synergistic expansion opportunities in the region to further strengthen our reserve base.

Forming strategic contractual arrangements with major customers.    We will continue to seek contractual arrangements with customers to provide services in addition to coal. These initiatives strengthen our relationships with our customers and provide opportunities to increase sales.

CONCURRENT NOTES OFFERING

Concurrently with this offering, we are offering $600.0 million aggregate principal amount of 3.25% convertible senior notes due 2015 (or up to $690.0 million aggregate principal amount of notes if the underwriters exercise their over-allotment option) pursuant to a separate prospectus supplement. This common stock offering is not contingent upon the notes offering and the notes offering is not contingent upon this common stock offering. We expect to raise approximately $833.7 million in aggregate gross proceeds from the two offerings. However, amounts sold in each offering may increase or decrease based on market conditions relating to a particular security. We cannot assure you that we will complete the concurrent notes offering. See “Concurrent notes offering.”

Unless we specifically state otherwise, the information in this prospectus supplement assumes the completion of the concurrent notes offering and that the underwriters for the notes offering do not exercise their over-allotment option to purchase additional notes and that the underwriters for this offering of common stock do not exercise their over-allotment option to purchase additional shares of common stock.

TENDER OFFER AND CONSENT SOLICITATION

On August 5, 2008, we commenced an offer to purchase and consent solicitation related to our 6.625% senior notes due 2010, which we refer to as the 6.625% Notes. Subject to the terms and conditions set forth in the offer to purchase, we have offered to purchase any and all outstanding $335 million aggregate principal amount of our 6.625% Notes. The consummation of our offer to purchase the 6.625% Notes is conditioned upon the satisfaction, or waiver by us, of certain conditions, including the receipt of gross proceeds of at least $600 million from this offering and the concurrent offering of $600.0 million aggregate principal amount of 3.25% convertible senior notes due 2015 and the consent of the holders of a majority in aggregate principal amount of the 6.625% Notes to amendments to the indenture governing the 6.625% Notes that would eliminate substantially all of the restrictive covenants contained in such indenture. We refer to the tender offer and the consent solicitation as the “tender offer.”

We intend to use a portion of the net proceeds of this common stock offering and the concurrent notes offering to fund the purchase of the 6.625% Notes tendered in the tender offer. The information in this prospectus supplement assumes that we purchase all $335 million aggregate principal amount of 6.625% Notes in the tender offer. UBS Securities LLC is the dealer manager for the tender offer.

CORPORATE INFORMATION

A.T. Massey was originally incorporated in Richmond, Virginia in 1920 as a coal brokering business. In the late 1940s, A.T. Massey expanded its business to include coal mining and processing. In 1974, St. Joe Minerals acquired a majority interest in A.T. Massey. In 1981, St. Joe Minerals was acquired by Fluor Corporation. A.T. Massey was wholly owned by Fluor Corporation from 1987 until November 30, 2000. On November 30, 2000, we completed a reverse spin-off which separated Fluor Corporation into two entities: the “new” Fluor Corporation and Fluor Corporation which retained our coal-related businesses and was subsequently renamed Massey Energy Company. Massey Energy Company has been a separate, publicly traded company since December 1, 2000.

Our principal executive offices are located at 4 North 4th Street, Richmond, Virginia 23219. Our telephone number is (804) 788-1800. Our website is www.masseyenergyco.com. Information on our website is not part of this prospectus supplement.

The offering

Issuer	Massey Energy Company

Common stock we are offering	3,800,000 shares

Common stock to be outstanding after this offering(1)	84,564,266 shares

Use of proceeds	We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated expenses of the offering, will be approximately $224.1 million (or approximately $257.8 million if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds of this offering, together with the net proceeds from the concurrent notes offering described below, to fund the purchase of our outstanding 6.625% Notes in the tender offer and for other general corporate purposes, which may include funding for our planned 2008-2010 expansion of our coal production and for acquisitions or investments in business, products, technologies and repayment of other indebtedness. Our use of proceeds also may include the possible payment of the $220 million jury verdict (less $50 million previously posted in cash as an appeal bond) plus interest (approximately $47 million as of June 30, 2008) against Central West Virginia Energy Company, a subsidiary of Massey, if this jury verdict is not reversed on appeal. For a discussion of this litigation, please see Note 13 of the Notes to Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008. See “—Tender Offer and Consent Solicitation” above and “Use of proceeds.”

Risk factors	In analyzing an investment in the shares of common stock we are offering pursuant to this prospectus supplement, you should carefully consider, along with other matters included or incorporated by reference in this prospectus supplement or the accompanying prospectus, the information set forth under “Risk factors.”

New York Stock Exchange symbol	MEE

(1)	The number of shares of our common stock outstanding after this offering is based on approximately 83,639,066 shares outstanding (including 2,874,800 treasury shares) as of July 31, 2008 and excludes:

➢	1,824,927 shares of our common stock issuable upon exercise of options outstanding as of July 31, 2008, at a weighted average exercise price of $28.55 per share, of which options to purchase 434,013 shares were exercisable as of that date at a weighted average exercise price of $21.76 per share;

➢	290,723 shares of our common stock issuable upon conversion of our 2.25% convertible senior notes due 2024 (the “2.25% Notes”) and our 4.75% convertible senior notes due 2023 (the “4.75% Notes”) outstanding as of July 31, 2008;

➢	6,846,360 shares of our common stock that may be issued upon conversion of the $600.0 million principal amount of 3.25% convertible senior notes due 2015 that we are offering concurrently with this offering of common stock with an approximate conversion price of $87.64 (or up to 7,873,314 shares if the underwriters exercise their over-allotment option to purchase additional notes);

➢	2,421,812 shares of our common stock available for future grant under our existing equity incentive plans as of July 31, 2008; and

➢	570,000 shares of our common stock that may be purchased by the underwriters to cover over-allotments, if any.

Unless we specifically state otherwise, the information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase up to 570,000 shares of our common stock to cover over-allotments, if any.

Summary consolidated financial and operating data

The following table sets forth a summary of certain of our historical consolidated financial and operating data for the dates and periods indicated. The summary historical consolidated financial and operating data for, and as of the end of, the years ended December 31, 2007, 2006 and 2005, have been derived from our audited consolidated financial statements. The summary historical consolidated financial and operating data for, and as of the end of, the six months ended June 30, 2008 and 2007, are derived from our unaudited condensed consolidated financial statements, and in the opinion of management include all adjustments, consisting only of normal recurring accruals that are necessary for a fair presentation of our financial position and operating results for these periods. Such historical consolidated financial and operating data are not necessarily indicative of the results that may be expected for the entire year. The historical consolidated financial and operating data should be read in conjunction with “Management’s discussion and analysis of financial conditions and results of operations” and our audited consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2007, and “Management’s discussion and analysis of financial conditions and results of operations” and our unaudited consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, which Forms 10-K and 10-Q are incorporated by reference in this prospectus supplement.

	Year ended December 31,			Six months ended June 30,
	2007	2006	2005	2008	2007
	(in millions, except per share amounts)
Consolidated Statement of Income Data:
Produced coal revenue	$2,054.4	$1,902.3	$1,777.7	$1,253.5	$1,035.9
Freight and handling revenue	167.6	156.5	150.9	148.5	83.8
Purchased coal revenue	108.2	70.6	132.3	17.6	56.5
Other revenue	83.3	90.4	143.3	51.9	49.0

Total revenue	2,413.5	2,219.8	2,204.2	1,471.5	1,225.1

Cost of produced coal revenue	1,641.8	1,599.1	1,438.5	917.9	811.5
Freight and handling costs	167.6	156.5	150.9	148.5	83.8
Cost of purchased coal revenue	95.2	62.6	112.6	15.4	49.3
Depreciation, depletion and amortization, applicable to:
Cost of produced coal revenue	242.8	227.3	230.5	120.8	120.8
Selling, general and administrative	3.3	3.3	4.0	1.8	1.6
Selling, general and administrative	75.8	53.8	68.3	60.0	38.4
Other expense	7.3	6.2	8.0	1.4	4.1
Litigation charge(1)	—	—	—	245.3	—
Loss on capital restructuring	—	—	212.4	—	—

Total costs and expenses	2,233.8	2,108.8	2,225.2	1,511.1	1,109.5

Income (loss) before interest and taxes	179.7	111.0	(20.9)	(39.6)	115.7
Interest income	24.0	20.1	12.6	8.8	12.2
Interest expense	(74.1)	(86.1)	(67.1)	(41.8)	(43.1)

Income (loss) before taxes	129.5	45.0	(75.4)	(72.6)	84.8
Income tax (expense) benefit	(35.4)	(3.4)	(26.2)	21.2	(17.3)

Income (loss) before cumulative effect of accounting change	94.1	41.6	(101.6)	(51.4)	67.5
Cumulative effect of accounting change, net of tax	—	(0.6)	—	—	—

Net income (loss)	$94.1	$41.0	$(101.6)	$(51.4)	$67.5

Income (Loss) per share—Basic(2)
Income (Loss) before cumulative effect of accounting change	$1.17	$0.51	$(1.33)	$(0.64)	$0.84
Cumulative effect of accounting change	—	(0.01)	—	—	—

Net income (loss)	$1.17	$0.50	$(1.33)	$(0.64)	$0.84

Income (Loss) per share—Diluted(1)
Income (Loss) before cumulative effect of accounting change	$1.17	$0.51	$(1.33)	$(0.64)	$0.83
Cumulative effect of accounting change	—	(0.01)	—	—	—

Net income (loss)	$1.17	$0.50	$(1.33)	$(0.64)	$0.83

Dividends declared per share	$0.17	$0.16	$0.16	$0.10	$0.08

	Year ended December 31,			As of June 30,
	2007	2006	2005	2008
	(in millions)
Consolidated Balance Sheet Data:
Working capital	$519.5	$445.2	$670.8	$307.5
Total assets	2,860.7	2,740.7	2,986.5	3,166.0
Long-term debt	1,102.7	1,102.3	1,102.6	1,102.1
Shareholders’ equity(3)	784.0	697.3	841.0	751.5

	Year ended December 31,			Six months ended June 30,
	2007	2006	2005	2008	2007
	(in millions, except ratios per ton and employee data)
Other Data:
EBIT(4)	$179.7	$111.0	$(20.9)	$(39.6)	$115.7
EBITDA(4)	$425.7	$341.5	$213.6	$83.0	$238.1
Average cash cost per ton sold(5)	$43.10	$42.33	$35.62	$47.85	$42.52
Produced coal revenue per ton sold	$51.55	$48.71	$42.02	$61.34	$51.83
Capital expenditures	$270.5	$298.1	$346.6	$301.8	$136.7
Produced tons sold	39.9	39.1	42.3	20.4	20.0
Tons produced	39.5	38.6	43.1	20.5	20.7
Number of employees	5,407	5,517	5,709	5,877	5,389

(1)	Represents pre-tax charges related to the ongoing litigation with Wheeling Pittsburgh Steel Corporation. See Note 13 of the Notes to Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, which is incorporated herein by reference.
(2)	In accordance with accounting principles generally accepted in the United States (“GAAP”), the effect of certain dilutive securities was excluded from the calculation of the diluted income (loss) per share for the years ended December 31, 2007, 2006, 2005 and the six months ended June 30, 2008 and 2007, as such inclusion would result in antidilution.
(3)	Certain accounting pronouncements adopted in 2007 and 2006 affect the comparability of the 2007 and 2006 financial statements to prior years. The adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” on January 1, 2007 increased equity by $5.2 million. The adoption of Emerging Issues Task Force Issue No. 04-6, “Accounting for Stripping Costs Incurred During Production in the Mining Industry” on January 1, 2006 decreased equity by $93.8 million and the adoption of SFAS No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)” on December 31, 2006 decreased equity by $40.2 million.
(4)	EBIT is defined as Income (Loss) before interest and taxes. EBITDA is defined as Income (Loss) before interest and taxes before deducting Depreciation, depletion, and amortization (“DD&A”). Although neither EBIT nor EBITDA are measures of performance calculated in accordance with GAAP, we believe that both measures are useful to an investor in evaluating us because they are widely used in the coal industry as measures to evaluate a company’s operating performance before debt expense and as a measure of its cash flow. Neither EBIT nor EBITDA purport to represent operating income, net income or cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance calculated in accordance with GAAP. In addition, because neither EBIT nor EBITDA are calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Net income to EBIT and to EBITDA. For the year ended December 31, 2005, EBIT and EBITDA include charges related to our capital restructuring of $212.4 million. For the six months ended June 30, 2008, EBIT and EBITDA include a litigation charge of $245.3 million. (See note (1).)

	Year ended December 31,			Six months ended June 30,
	2007	2006	2005	2008	2007
	(in millions)
Net income (loss)	$94.1	$41.0	$(101.6)	$(58.8)	$67.5
Cumulative effect of accounting change, net of tax	—	0.6	—	—	—
Income tax expense (benefit)	35.4	3.4	26.2	(13.8)	17.3
Net interest expense	50.2	66.0	54.5	33.0	30.9

EBIT	179.7	111.0	(20.9)	(39.6)	115.7
Depreciation, depletion and amortization	246.0	230.5	234.5	122.6	122.4

EBITDA	$425.7	$341.5	$213.6	$83.0	$238.1

(5)	Average cash cost per ton is calculated as the sum of Cost of produced coal revenue and Selling, general and administrative expense (“SG&A”) (excluding DD&A), divided by the number of produced tons sold. Although Average cash cost per ton is not a measure of performance calculated in accordance with GAAP, we believe that it is useful to investors in evaluating us because it is widely used in the coal industry as a measure to evaluate a company’s control over its cash costs. Average cash cost per ton should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, because Average cash cost per ton is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Total costs and expenses to Average cash cost per ton.

	Year ended December 31,						Six months ended June 30,
	2007		2006		2005		2008		2007
	$	Per Ton	$	Per Ton	$	Per Ton	$	Per Ton	$	Per Ton
	(in millions, except per ton data)
Total costs and expenses	$2,233.8		$2,108.8		$2,225.2		$1.511.1		$1,109.4
Less: Freight and handling costs	167.6		156.5		150.9		148.5		83.7
Less: Cost of purchased coal revenue	95.2		62.6		112.6		15.4		49.3
Less: Depreciation, depletion and amortization	246.0		230.5		234.5		122.6		122.4
Less: Other expense	7.3		6.2		8.0		1.4		4.1
Less: Loss on capital restructuring	—		—		212.4		—		—
Less: Litigation charge	—		—		—		245.3		—

Average cash cost	$1,717.7	$43.10	$1,653.0	$42.33	$1,506.8	$35.62	$977.9	$47.85	$849.9	$42.52

Risk factors

An investment in our common stock offered by this prospectus supplement involves a high degree of risk. Before deciding to invest in our common stock you should carefully consider the risks discussed below and other information contained in our Annual Report on Form 10-K for the year ended December 31, 2007, including Item 1. Business, under the headings “Customers and Coal Contracts,” “Competition,” “Environmental, Safety and Health Laws and Regulations,” Item 1A. Risk Factors, Item 3. Legal Proceedings and Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, including Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, in addition to the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement. These risks and uncertainties are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business and results of operations. If any of these risks actually materializes, our business, financial condition and results of operations would suffer. In such event, the market price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We are impacted by the competitiveness of the markets in which we compete and market demand for coal.

We compete with coal producers in various regions of the United States and overseas for domestic and international sales. Continued domestic demand for our coal and the prices that we will be able to obtain primarily will depend upon coal consumption patterns of the domestic electric utility industry and the domestic steel industry. Consumption by the domestic utility industry is affected by the demand for electricity, environmental and other governmental regulations, technological developments and the price of competing coal and alternative fuel supplies including nuclear, natural gas, oil and renewable energy sources, including hydroelectric power. Consumption by the domestic steel industry is primarily affected by economic growth and the demand for steel used in construction as well as appliances and automobiles. In recent years, the competitive environment for coal has been impacted by sustained growth in a number of the largest markets in the world, including the United States, China, Japan and India, where demand for both electricity and steel have supported pricing for steam and metallurgical coal. The cost of ocean transportation and the value of the United States dollar in relation to foreign currencies significantly impact the relative attractiveness of our coal as we compete on price with other foreign coal producing sources.

Portions of our coal reserves possess quality characteristics that enable us to mine, process and market them as either metallurgical coal or high quality steam coal, depending on the prevailing conditions in the markets for metallurgical and steam coal. A decline in the metallurgical market relative to the steam market could cause us to shift coal from the metallurgical market to the steam market. If demand for metallurgical coal declined to the point where we could earn a more attractive return marketing the coal as steam coal, there could be a material adverse impact on our cash flows, results of operations or financial condition.

Demand for our coal depends on its price and quality and the cost of transporting it to customers.

Coal prices are influenced by a number of factors and may vary dramatically by region. The two principal components of the price of coal are the price of coal at the mine, which is influenced by mine

Risk factors

operating costs and coal quality, and the cost of transporting coal from the mine to the point of use. The cost of mining the coal is influenced by geologic characteristics such as seam thickness, overburden ratios and depth of underground reserves. Underground mining is generally more expensive than surface mining as a result of higher costs for labor (including reserves for future costs associated with labor benefits and health care) and capital costs (including costs for mining equipment and construction of extensive ventilation systems). As of June 30, 2008, we operated 43 active underground mines, including two longwall mines, and 14 active surface mines, with nine highwall miners.

Transportation costs represent a significant portion of the delivered cost of coal and, as a result, the cost of delivery is a critical factor in a customer’s purchasing decision. Increases in transportation costs could make coal a less competitive source of energy. Such increases could have a material impact on our ability to compete with other energy sources and on our cash flows, results of operations or financial condition. Conversely, significant decreases in transportation costs could result in increased competition from coal producers in other parts of the country or the world, including coal imported into the United States (several United States ports have announced plans to increase their capacity to handle imported coal). For instance, coal mines in the western United States could become an increasingly attractive source of coal to consumers in the eastern part of the United States if the costs of transporting coal from the west were significantly reduced and/or rail capacity was increased.

A significant decline in coal prices in general could adversely affect our operating results and cash flows.

Our results are highly dependent upon the prices we receive for our coal. Decreased demand for coal, both domestically and internationally, could cause spot prices and the prices we are able to negotiate on long-term contracts to decline. The lower prices could negatively affect our cash flows, results of operations or financial condition, if we are unable to increase productivity and/or decrease costs in order to maintain our margins.

We depend on continued demand from our customers.

Reduced demand from or the loss of our largest customers could have an adverse impact on our ability to achieve projected revenue. Our largest customer, American Electric Power Company, Inc. and its affiliates, accounted for 11% of total fiscal year 2007 produced coal revenue. Decreases in demand may result from, among other things, a reduction in consumption by the electric generation industry and/or the steel industry, the availability of other sources of fuel at cheaper costs and a general slow-down in the economy. When our contracts with customers reach expiration, there can be no assurance that the customers either will extend or enter into new long-term contracts or, in the absence of long-term contracts, that they will continue to purchase the same amount of coal as they have in the past or on terms, including pricing terms, as favorable as under existing arrangements. In the event that a large customer account is lost or a long-term contract is not renewed, profits could suffer if alternative buyers are not willing to purchase our coal on comparable terms.

There may be adverse changes in price, volume or terms of our existing coal supply agreements.

Many of our coal supply agreements contain provisions that permit the parties to adjust the contract price upward or downward at specified times. These contracts may be adjusted based on inflation or deflation and/or changes in the factors affecting the cost of producing coal, such as taxes, fees, royalties and changes in the laws regulating the mining, production, sale or use of coal. In a limited number of contracts, failure of the parties to agree on a price under those provisions may allow either party to terminate the contract. Coal supply agreements also typically contain force majeure provisions allowing temporary suspension of performance by us or the customer during the duration of specified events

Risk factors

beyond the control of the affected party. Most coal supply agreements contain provisions requiring us to deliver coal meeting quality thresholds for certain characteristics such as Btu, sulfur content, ash content, grindability and ash fusion temperature. Failure to meet these specifications could result in economic penalties, including price adjustments, the rejection of deliveries or termination of the contracts.

Our inability to satisfy contractual obligations may adversely affect profitability.

From time to time, we have disputes with customers over the provisions of sales agreements relating to, among other things, coal pricing, quality, quantity, delays and force majeure declarations. Our inability to satisfy contractual obligations could result in the purchase of coal from third party sources to satisfy those obligations, the negotiation of settlements with customers, which may include price reductions, the reduction of commitments or the extension of the time for delivery, and customers terminating contracts, declining to do future business with us, or initiating claims against us. We may not be able to resolve all of these disputes in a satisfactory manner, which could result in the payment of substantial damages or otherwise harm our reputation and our relationships with our customers.

Our financial condition may be adversely affected if we are required by some of our customers to provide performance assurances for certain below-market sales contracts.

Contracts covering a significant portion of our contracted sales tons contain provisions that could require us to provide performance assurances if we experience a material adverse change or, under certain other contracts, if the customer believes our creditworthiness has become unsatisfactory. Generally, under such contracts, performance assurances are only required if the contract price per ton of coal is below the current market price of the coal. Certain of the contracts limit the amount of performance assurance to a per ton amount in excess of the contract price, while others have no limit. The performance assurances are generally provided by the posting of a letter of credit, cash collateral, other security, or a guaranty from a creditworthy guarantor. As of July 31, 2008, we have not received any requests from any of our customers to provide performance assurances. If we are required to post performance assurances on some or all of our contracts with performance assurances provisions, there could be a material adverse impact on our cash flows, results of operations or financial condition.

The level of our indebtedness could adversely affect our ability to grow and compete and prevent us from fulfilling our obligations under our contracts and agreements.

At June 30, 2008, after giving effect to the concurrent notes offering and expected use of combined net proceeds from this offering and the concurrent notes offering to repurchase up to $335 million aggregate principal amount of the 6.625% Notes, we would have had $1,371 million of total indebtedness outstanding (or up to $1,461 million if the underwriters exercise their over-allotment option to purchase additional notes). We have significant debt, lease and royalty obligations. Our ability to satisfy debt service, lease and royalty obligations and to effect any refinancing of indebtedness will depend upon future operating performance, which will be affected by prevailing economic conditions in the markets that we serve as well as financial, business and other factors, many of which are beyond our control. We may be unable to generate sufficient cash flow from operations and future borrowings, or other financings may be unavailable in an amount sufficient to enable us to fund our debt service, lease and royalty payment obligations or our other liquidity needs.

Our relative amount of debt could have material consequences to our business, including, but not limited to:

➢	making it more difficult to satisfy debt covenants and debt service, lease payments and other obligations;

➢	making it more difficult to pay quarterly dividends as we have in the past;

Risk factors

➢	increasing our vulnerability to general adverse economic and industry conditions;

➢	limiting our ability to obtain additional financing to fund future acquisitions, working capital, capital expenditures or other general corporate requirements;

➢	reducing the availability of cash flows from operations to fund acquisitions, working capital, capital expenditures or other general corporate purposes;

➢	limiting our flexibility in planning for, or reacting to, changes in the business and the industry in which we compete;

➢	subjecting us to the risk of increased sensitivity to interest rate increases on our indebtedness with variable interest rates, including borrowings under our $175 million asset-based revolving credit facility (“ABL Facility”); or

➢	placing us at a competitive disadvantage with competitors with relatively lower amounts of debt.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our debt payment obligations.

The covenants in our ABL Facility and the indentures governing debt instruments impose restrictions that may limit our operating and financial flexibility.

Our ABL Facility contains a number of significant restrictions and covenants that may limit our ability and our subsidiaries’ ability to, among other things: (1) incur additional indebtedness; (2) increase common stock dividends above specified levels; (3) make loans and investments; (4) prepay, redeem or repurchase debt; (5) engage in mergers, consolidations and asset dispositions; (6) engage in affiliate transactions; (7) create any lien or security interest in any real property or equipment; (8) engage in sale and leaseback transactions; and (9) make distributions from subsidiaries.

The indentures governing certain of our notes also contain a number of significant restrictions and covenants that may limit our ability and our subsidiaries’ ability to, among other things: (1) incur additional indebtedness; (2) subordinate indebtedness to other indebtedness unless such subordinated indebtedness is also subordinated to the notes; (3) pay dividends or make other distributions or repurchase or redeem our stock or subordinated indebtedness; (4) make investments; (5) sell assets and issue capital stock of restricted subsidiaries; (6) incur liens; (7) enter into agreements restricting our subsidiaries’ ability to pay dividends; (8) enter into sale and leaseback transactions; (9) enter into transactions with affiliates; and (10) consolidate, merge or sell all or substantially all of our assets.

Operating results below current levels or other adverse factors, including a significant increase in interest rates, could result in us being unable to comply with certain debt covenants. If we violate these covenants and are unable to obtain waivers from our lenders, our debt under these agreements would be in default and could be accelerated by the lenders and, in the case of an event of default under our ABL Facility, it could permit the lenders to foreclose on our assets securing the loans under the ABL Facility. If the indebtedness is accelerated, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if we are able to obtain new financing, it may not be on commercially reasonable terms or on terms that are acceptable to us. If our debt is in default for any reason, our cash flows, results of operations or financial condition could be materially and adversely affected. In addition, complying with these covenants may also cause us to take actions that are not favorable to holders of the notes and may make it more difficult for us to successfully execute our business strategy and compete against companies that are not subject to such restrictions.

Risk factors

We depend on our ability to continue acquiring and developing economically recoverable coal reserves.

A key component of our future success is our ability to continue acquiring coal reserves for development that have the geological characteristics that allow them to be economically mined. Replacement reserves may not be available or, if available, may not be capable of being mined at costs comparable to those characteristics of the depleting mines. An inability to continue acquiring economically recoverable coal reserves could have a material impact on our cash flows, results of operations or financial condition.

We face numerous uncertainties in estimating economically recoverable coal reserves, and inaccuracies in estimates could result in lower than expected revenues, higher than expected costs and decreased profitability.

There are numerous uncertainties inherent in estimating quantities and values of economically recoverable coal reserves, including many factors beyond our control. As a result, estimates of economically recoverable coal reserves are by their nature uncertain. Information about our reserves consists of estimates based on engineering, economic and geological data assembled and analyzed by us. Some of the factors and assumptions that impact economically recoverable reserve estimates include: (1) geological conditions; (2) historical production from the area compared with production from other producing areas; (3) the effects of regulations and taxes by governmental agencies; (4) future prices; and (5) future operating costs.

Each of these factors may vary considerably from the assumptions used in estimating reserves. For these reasons, estimates of the economically recoverable quantities of coal attributable to a particular group of properties may vary substantially. As a result, our estimates may not accurately reflect our actual reserves. Actual production, revenues and expenditures with respect to reserves will likely vary from estimates, and these variances may be material.

The planned expansion of our coal production involves a number of risks, any of which could cause us not to realize the anticipated benefits.

In October 2007, we announced plans to expand production at our Central Appalachian coal mining operations during the next two years. In July 2008, we announced that we were further accelerating some of our expansion plans by increasing our capital spending related to these expansion plans by an additional $100 million. We announced that total capital expenditures for 2008 are expected to be approximately $650 million. Our internal expansion and cost reduction plan anticipates developing net additional annual production of up to 10 million tons in 2010 versus 2007, with the ramp up occurring during 2008 to 2010. Additionally, these new tons will be weighted towards metallurgical coal production, which we believe will be cost advantaged versus existing comparable quality competitor production. We expect to fund all of our expansion projects out of existing liquidity, the proceeds of this common stock offering and the concurrent notes offering and operating cash flow generated from 2008 to 2010. If we are unable to successfully expand our coal production, our profitability may decline and we could experience a material adverse effect on our cash flows, results of operations or financial condition. These expansion plans involve certain risks, including:

➢	the accuracy of our assumptions of the recoverability of the coal reserves to be mined;

➢	the availability of skilled labor to staff the new and expanded mines;

➢	the availability and cost of the capital equipment required for each of the new and expanded mines; and

➢	unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying our rationale for expanding our production.

Risk factors

Any one or more of these factors could cause us not to realize the benefits anticipated to result from our expansion plans. Our expansion plans could materially affect our liquidity and capital resources and may require us to incur indebtedness, seek equity, capital or both.

Defects in title or loss of any leasehold interests in our properties could limit our ability to mine these properties or result in significant unanticipated costs.

A significant portion of our mining operations occurs on properties that we lease. Title defects or the loss of leases could adversely affect our ability to mine the reserves covered by those leases. Our current practice is to obtain a title review from a licensed attorney prior to leasing property. We generally have not obtained title insurance in connection with acquisitions of coal reserves. In some cases, the seller or lessor warrants property title. Separate title confirmation sometimes is not required when leasing reserves where mining has occurred previously. Our right to mine some of our reserves may be adversely affected if defects in title or boundaries exist. In order to obtain leases to conduct our mining operations on property where these defects exist, we may have to incur unanticipated costs. In addition, we may not be able to successfully negotiate new leases for properties containing additional reserves, or maintain our leasehold interests in properties where we have not commenced mining operations during the term of the lease.

If the coal industry experiences overcapacity in the future, our profitability could be impaired.

An increase in the demand for coal could attract new investors to the coal industry, which could spur the development of new mines, and result in added production capacity throughout the industry. We have announced plans to increase our coal production by approximately 25% over the next three years. Several of our competitors have also announced plans for increases in production capacity over the next several years. Higher price levels of coal could further encourage the development of expanded capacity by new or existing coal producers. Any resulting increases in capacity could further reduce coal prices and reduce our margins.

An inability of brokerage sources or contract miners to fulfill the delivery terms of their contracts with us could reduce our profitability.

We sometimes obtain coal from brokerage sources and contract miners to fulfill deliveries under our coal supply agreements. Some of our brokerage sources may experience adverse geologic mining, escalated operating costs and/or financial difficulties that make their delivery of coal to us at the contracted price difficult or uncertain. Our profitability or exposure to loss on transactions or relationships such as these is dependent upon the reliability of the supply, the ability to substitute, when economical, third-party coal sources with internal production or coal purchased in the market and other factors.

Decreased availability or increased costs of key equipment, supplies or commodities such as diesel fuel, steel, explosives, magnetite and tires could decrease our profitability.

Our operations are dependant on reliable supplies of mining equipment, replacement parts, explosives, diesel fuel, tires, magnetite and steel-related products (including roof bolts). If the cost of any mining equipment or key supplies increases significantly, or if they should become unavailable due to higher industry-wide demand or less production by suppliers, there could be an adverse impact on our cash flows, results of operations or financial condition. The supplier base providing mining materials and equipment has been relatively consistent in recent years, although there continues to be consolidation. This consolidation has resulted in a situation where purchases of explosives and certain underground mining equipment are concentrated with one supplier. In recent years, mining industry demand growth

Risk factors

has exceeded supply growth for certain surface and underground mining equipment and heavy equipment tires. As a result, lead times for certain items have generally increased.

Transportation disruptions could impair our ability to sell coal.

We are dependent on our transportation providers to provide access to markets. Disruption of transportation services because of weather-related problems, strikes, lockouts, fuel shortages or other events could temporarily impair our ability to supply coal to customers. Our ability to ship coal could be negatively impacted by a reduction in available and timely rail service. Lack of sufficient resources to meet a rapid increase in demand, a greater demand for transportation to export terminals and rail line congestion all could contribute to a disruption and slowdown in rail service. We are currently experiencing rail service delays and disruptions which are negatively impacting our ability to deliver coal to our customers and may adversely affect results of operations for the third quarter.

Severe weather may affect our ability to mine and deliver coal.

Severe weather, including flooding and excessive ice or snowfall, when it occurs, can adversely affect our ability to produce, load and transport coal, which may negatively impact our cash flows, results of operations or financial condition.

Federal, state and local government regulations applicable to operations increase costs and may make our coal less competitive than other coal producers.

We incur substantial costs and liabilities under increasingly strict federal, state and local environmental, health and safety and endangered species laws, regulations and enforcement policies. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of cleanup and site restoration costs and liens, the issuance of injunctions to limit or cease operations, the suspension or revocation of permits and other enforcement measures that could have the effect of limiting production from our operations. We may also incur costs and liabilities resulting from claims for damages to property or injury to persons arising from our operations. The costs of compliance with applicable regulations and liabilities assessed for compliance failure could have a material adverse impact on our cash flows, results of operations or financial condition.

New legislation and new regulations may be adopted which could materially adversely affect our mining operations, cost structure or our customers’ ability to use coal. New legislation and new regulations may also require us, as well as our customers, to change operations significantly or incur increased costs. The United States Environmental Protection Agency (the “EPA”) has undertaken broad initiatives to increase compliance with emissions standards and to provide incentives to our customers to decrease their emissions, often by switching to an alternative fuel source or by installing scrubbers or other expensive emissions reduction equipment at their coal-fired plants.

Concerns about the environmental impacts of coal combustion, including perceived impacts on global climate change, are resulting in increased regulation of coal combustion in many jurisdictions, and interest in further regulation, which could significantly affect demand for our products.

The Clean Air Act and similar state and local laws extensively regulate the amount of sulfur dioxide, particulate matter, nitrogen oxides and other compounds emitted into the air from electric power plants, which are the largest end-users of our coal. Such regulation may require significant emissions control expenditures for many coal-fired power plants. As a result, the generators may switch to other fuels that generate less of these emissions or install more effective pollution control equipment, possibly reducing future demand for coal and the construction of coal-fired power plants. The majority of our coal supply

Risk factors

agreements contain provisions that allow a purchaser to terminate its contract if legislation is passed that either restricts the use or type of coal permissible at the purchaser’s plant or results in specified increases in the cost of coal or its use.

Global climate change continues to attract considerable public and scientific attention. Widely publicized scientific reports in 2007, such as the Fourth Assessment Report of the Intergovernmental Panel on Climate Change, have also engendered widespread concern about the impacts of human activity, especially fossil fuel combustion, on global climate change. A considerable amount of legislative attention in the United States is being paid to global climate change and to reducing greenhouse gas emissions, particularly from coal combustion by power plants. According to the Energy Information Administration report, “Emissions of Greenhouse Gases in the United States 2006,” coal accounts for 30% of greenhouse gas emissions in the United States. Legislation was introduced in Congress in the past several years to reduce greenhouse gas emissions in the United States and, although no bills to reduce such emissions have yet passed either house of Congress, bills to reduce such emissions remain pending and others are likely to be introduced in the future. In addition, a growing number of states in the United States are taking steps to require greenhouse gas emissions reductions from coal-fired power plants. The United States Supreme Court’s 2007 decision in Massachusetts v. Environmental Protection Agency ruled that the EPA improperly declined to address carbon dioxide impacts on climate change in a recent rulemaking. Although the specific rulemaking related to new motor vehicles, the reasoning of the decision could affect other federal regulatory programs, including those that directly relate to coal use. Enactment of laws and passage of regulations regarding greenhouse gas emissions by the United States or some of its states, or other actions to limit carbon dioxide emissions, could result in electric generators switching from coal to other fuel sources.

As part of the United Nations Framework Convention on Climate Change, representatives from 187 nations met in Bali, Indonesia in December 2007 to discuss a program to limit greenhouse gas emissions after 2012. The United States participated in the conference. The convention adopted what is called the “Bali Action Plan.” The Bali Action Plan contains no binding commitments, but concludes that “deep cuts in global emissions will be required” and provides a timetable for two years of talks to shape the first formal addendum to the 1992 United Nations Framework Convention on Climate Change treaty since the Kyoto Protocol. The ultimate outcome of the Bali Action Plan, and any treaty or other arrangement ultimately adopted by the United States or other countries, may have a material adverse impact on the global supply and demand for coal. This is particularly true if cost effective technology for the capture and sequestration of carbon dioxide is not sufficiently developed.

Technologies that may significantly reduce emissions into the atmosphere of greenhouse gases from coal combustion, such as carbon capture and sequestration (which captures carbon dioxide at major sources such as power plants and subsequently stores it in nonatmospheric reservoirs such as depleted oil and gas reservoirs, unmineable coal seams, deep saline formations, or the deep ocean) have attracted and continue to attract the attention of policy makers, industry participants, and the public. For example, in July 2008 the EPA proposed rules that would establish, for the first time, requirements specifically for wells used to inject carbon dioxide into geologic formations. Considerable uncertainty remains, not only regarding rules that may become applicable to carbon dioxide injection wells but also concerning liability for potential impacts of injection, such as groundwater contamination or seismic activity. In addition, technical, environmental, economic, or other factors may delay, limit, or preclude large-scale commercial deployment of such technologies, which could ultimately provide little or no significant reduction of greenhouse gas emissions from coal combustion.

Risk factors

Further developments in connection with legislation, regulations or other limits on greenhouse gas emissions and other environmental impacts from coal combustion, both in the United States and in other countries where we sell coal, could have a material adverse effect on our cash flows, results of operations or financial condition.

The Mine Safety and Health Administration (“MSHA”) or other federal or state regulatory agencies may order certain of our mines to be temporarily or permanently closed, which could adversely affect our ability to meet our customers’ demands.

MSHA or other federal or state regulatory agencies may order certain of our mines to be temporarily or permanently closed. Our customers may challenge our issuance of force majeure notices in connection with such closures. If these challenges are successful, we may have to purchase coal from third party sources to satisfy those challenges; negotiate settlements with customers, which may include price reductions, the reduction of commitments or the extension of the time for delivery, terminate customers’ contracts or face claims initiated by our customers against us. The resolution of these challenges could have a material adverse impact on our cash flows, results of operations or financial condition.

We must obtain governmental permits and approvals for mining operations, which can be a costly and time-consuming process, can result in restrictions on our operations, and is subject to litigation that may delay or prevent us from obtaining necessary permits.

Our operations are principally regulated under surface mining permits issued pursuant to the Surface Mining Control and Reclamation Act (the “SMCRA”) and state counterpart laws. Such permits are issued for terms of five years with the right of successive renewal. Additionally, the Clean Water Act requires permits for operations that discharge into waters of the United States. Valley fills and refuse impoundments are typically authorized under nationwide permits that are revised and renewed periodically by the United States Army Corps of Engineers. Such permitting under the Clean Water Act has been a frequent subject of litigation by environmental advocacy groups, and a recent decision by a federal district court, currently on appeal, has resulted in a substantial decline in such permits issued by the United States Army Corps of Engineers in the affected district. Additionally, certain surface mines and preparation plants have permits issued pursuant to the Clean Air Act and state counterpart laws allowing and controlling the discharge of air pollutants. Regulatory authorities exercise considerable discretion in the timing of permit issuance. Requirements imposed by these authorities may be costly and time-consuming and may result in delays in, or in some instances preclude, the commencement or continuation of development or production operations. Failure to comply with applicable regulations could result in the suspension, denial or revocation of permits, which could have a material adverse impact on our cash flows, results of operations or financial condition.

The loss of key personnel or the failure to attract qualified personnel could affect our ability to operate the Company effectively.

The successful management of our business is dependent on a number of key personnel. Our future success will be affected by our continued ability to attract and retain highly skilled and qualified personnel. There are no assurances that key personnel will continue to be employed by us or that we will be able to attract and retain qualified personnel in the future. Failure to retain or attract key personnel could have an adverse affect on our cash flows, results of operations or financial condition.

Shortages of skilled labor in the Central Appalachian coal industry may pose a risk in achieving high levels of productivity at competitive costs.

Coal mining continues to be a labor-intensive industry. In recent years, we have encountered a shortage of experienced mine workers when the demand and prices for all specifications of coal we mine increased

Risk factors

appreciably. The hiring of these less experienced workers has negatively impacted our productivity and cash costs. A continued lack of skilled miners could continue to have an adverse impact on our labor productivity and cost and our ability to meet current production requirements to fulfill existing sales commitments or to expand production to meet the increased demand for coal.

Union represented labor creates an increased risk of work stoppages and higher labor costs.

At June 30, 2008, approximately 1.9% of our total workforce was represented by the United Mine Workers of America (the “UMWA”). Our unionized workforce is spread out amongst six of our coal preparation plants and one smaller surface mine. In 2007, these preparation plants handled approximately 28% of our coal production. We are currently in the process of negotiating successor collective bargaining agreements for ones that have expired. In connection with these negotiations and with respect to our unionized operations generally, there may be an increased risk of strikes and other labor disputes, as well as higher labor costs. If some or all of our current open shop operations were to become unionized, we could be subject to additional risk of work stoppages, other labor disputes and higher labor costs, which could adversely affect the stability of production and reduce net income.

We are subject to being adversely affected by a decline in the financial condition and creditworthiness of our customers.

In an effort to mitigate credit-related risks in all customer classifications, we maintain a credit policy, which requires scheduled reviews of customer creditworthiness and continuous monitoring of customer news events that might have an impact on their financial condition. Negative credit performance or events may trigger the application of tighter terms of sale, requirements for collateral or, ultimately, a suspension of credit privileges. The creditworthiness of customers can limit who we can do business with and at what price. For the year ended December 31, 2007, approximately 95% of coal sales volume was pursuant to long-term contracts. We anticipate that in 2008, the percentage of our sales pursuant to long-term contracts will be comparable with the percentage of our sales for 2007 and approximately 50% of our projected 2008 sales is contracted to be sold to our 10 largest customers. If one or more of our largest customers experiences financial difficulties and fails to make payment for our sales to them, there could be an adverse effect on our cash flows, results of operations or financial condition.

We have contracts to supply coal to energy trading and brokering companies who resell the coal to the ultimate users. We are subject to being adversely affected by any decline in the financial condition and creditworthiness of these energy trading and brokering companies. In addition, as one of the largest suppliers of metallurgical coal to the American steel industry, we are subject to being adversely affected by any decline in the financial condition or production volume of American steel producers.

We are subject to various legal proceedings, which may have a material effect on our business.

We are parties to a number of legal proceedings incident to normal business activities. Some of the allegations brought against us are with merit, while others are not. There is always the potential that an individual matter or the aggregation of many matters could have a material adverse effect on our cash flows, results of operations or financial position. See Note 13 of the Notes to Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.

Risk factors

We have significant reclamation and mine closure obligations. If the assumptions underlying our accruals are materially inaccurate, we could be required to expend greater amounts than anticipated.

SMCRA establishes operational, reclamation and closure standards for all aspects of surface mining as well as most aspects of deep mining. Estimates of our total reclamation and mine-closing liabilities are based upon permit requirements and our engineering expertise related to these requirements. The estimate of ultimate reclamation liability is reviewed periodically by management and engineers. The estimated liability can change significantly if actual costs vary from assumptions or if governmental regulations change significantly.

Our future expenditures for postretirement benefit and pension obligations could be materially higher than we have predicted if our underlying assumptions are incorrect.

We are subject to long-term liabilities under a variety of benefit plans and other arrangements with current and former employees. These obligations have been estimated based on actuarial assumptions, including actuarial estimates, assumed discount rates, estimates of life expectancy, expected returns on pension plan assets and changes in healthcare costs.

If our assumptions relating to these benefits change in the future or are incorrect, we may be required to record additional expenses, which would reduce our profitability. In addition, future regulatory and accounting changes relating to these benefits could result in increased obligations or additional costs, which could also have a material adverse impact on our cash flows, results of operations or financial condition.

We may not realize all or any of the anticipated benefits from acquisitions we undertake, as acquisitions entail a number of inherent risks.

From time to time we expand our business and reserve position through acquisitions of businesses and assets, mergers, joint ventures or other transactions. Such transactions involve various inherent risks, such as:

➢	uncertainties in assessing the value, strengths and potential profitability of, and identifying the extent of all weaknesses, risks, contingent and other liabilities (including environmental liabilities) of, acquisition or other transaction candidates;

➢	the potential loss of key customers, management and employees of an acquired business;

➢	the ability to achieve identified operating and financial synergies anticipated to result from an acquisition or other transaction;

➢	problems that could arise from the integration of the acquired business;

➢	the risk of obtaining mining permits for acquired coal assets; and

➢	unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying the acquisition or other transaction rationale.

Any one or more of these and other factors could cause us not to realize the benefits anticipated to result from the acquisition of businesses or assets or could result in unexpected liabilities associated with these acquisitions.

Risk factors

Foreign currency fluctuations could adversely affect the competitiveness of our coal abroad.

We rely on customers in other countries for a portion of our sales, with shipments to countries in North America, South America, Europe, Asia and Africa. We compete in these international markets against coal produced in other countries. Coal is sold internationally in United States dollars. As a result, mining costs in competing producing countries may be reduced in United States dollar terms based on currency exchange rates, providing an advantage to foreign coal producers. Currency fluctuations among countries purchasing and selling coal could adversely affect the competitiveness of our coal in international markets.

Terrorist attacks and threats, escalation of military activity in response to such attacks or acts of war may negatively affect our cash flows, results of operations or financial condition.

Our business is affected by general economic conditions, fluctuations in consumer confidence and spending, and market liquidity, which can decline as a result of numerous factors outside of our control, such as terrorist attacks and acts of war. Future terrorist attacks against United States targets, rumors or threats of war, actual conflicts involving the United States or its allies, or military or trade disruptions affecting customers may materially adversely affect operations. As a result, there could be delays or losses in transportation and deliveries of coal to customers, decreased sales of coal and extension of time for payment of accounts receivable from customers. Strategic targets such as energy-related assets may be at greater risk of future terrorist attacks than other targets in the United States. In addition, such disruption may lead to significant increases in energy prices that could result in government-imposed price controls. It is possible that any, or a combination, of these occurrences could have a material impact on cash flows, results of operations or financial condition.

Coal mining is subject to inherent risks, some of which we insure against and some of which we self-insure.

Our operations are subject to certain events and conditions that could disrupt operations, including fires and explosions, accidental minewater discharges, coal slurry releases and impoundment failures, natural disasters, equipment failures, maintenance problems and flooding. We maintain insurance policies that provide limited coverage for some, but not all, of these risks. Even where insurance coverage applies, there can be no assurance that these risks would be fully covered by insurance policies and insurers may contest their obligations to make payments. Failures by insurers to make payments could have a material adverse effect on our cash flows, results of operations or financial condition. We self-insure our highwall miners and underground equipment, including our longwalls. We do not currently carry business interruption insurance.

Diversity in interpretation and application of accounting literature in the mining industry may impact our reported financial results.

The mining industry has limited industry specific accounting literature and, as a result, we understand diversity in practice exists in the interpretation and application of accounting literature to mining specific issues. As diversity in mining industry accounting is addressed, we may need to restate our reported results if the resulting interpretations differ from our current accounting practices.

We are subject to being adversely affected by the potential inability to renew or obtain surety bonds.

Federal and state laws require bonds to secure our obligations to reclaim lands used for mining, to pay federal and state workers’ compensation, and to satisfy other miscellaneous obligations. These bonds are

Risk factors

typically renewable annually. Surety bond issuers and holders may not continue to renew the bonds or may demand additional collateral upon those renewals. We are also subject to increases in the amount of surety bonds required by federal and state laws as these laws change or the interpretation of these laws changes. Our failure to maintain, or inability to acquire, surety bonds that are required by state and federal law would have a material adverse impact on us, possibly by prohibiting us from developing properties that we desire to develop. That failure could result from a variety of factors including the following: (i) lack of availability, higher expense or unfavorable market terms of new bonds; (ii) restrictions on availability of collateral for current and future third-party surety bond issuers under the terms of our senior notes or revolving credit facilities; (iii) our inability to meet certain financial tests with respect to a portion of the post-mining reclamation bonds; and (iv) the exercise by third party surety bond issuers of their right to refuse to renew or issue new bonds.

Inflationary pressures on supplies and labor may adversely affect our profit margins.

Although inflation in the United States has been relatively low in recent years, over the course of the last two years, we have been significantly impacted by price inflation in many of the components of our cost of produced coal revenue, such as fuel, steel, copper and labor. For instance, the prices of diesel fuel and copper increased approximately 78% and 22%, respectively, over the two-year period ending June 30, 2008. If the prices for which we sell our coal do not increase in step with rising costs, our profit margins will be reduced and our cash flows, results of operations or financial condition would be adversely affected.

If we issue notes in the concurrent offering, an accounting change for cash settled convertible debt instruments like the notes will likely cause our reported interest expense to increase.

In May 2008, the FASB issued FASB Staff Position APB 14-1 (FSP APB 14-1), “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement),” reflecting new rules that would change the accounting for certain convertible debt instruments, including the notes. Under these new rules, which are effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years, an issuer of a convertible debt instrument that may be settled entirely or partially in cash upon conversion will be required to account for the liability and equity components of the instrument separately. The debt component will be recorded at an estimated fair value, as of the issuance date, of a similar debt instrument without the conversion feature, and the difference between the proceeds for the convertible debt and the amount reflected as a debt liability will be recorded as additional paid-in capital. As a result, the debt will be treated as if it had been issued at a discount and will subsequently be accreted to its par value over its expected life, with a rate of interest that reflects the issuer’s nonconvertible debt borrowing rate. The resulting interest expense will likely be significantly higher than the actual cash interest expense payable on the instrument.

We are currently evaluating the new rules and cannot quantify the impact at this time. However, we expect to have higher interest expense starting in 2009 due to the non-cash interest expense accretion, and prior period interest expense associated with the notes will also reflect higher than previously reported interest expense due to retrospective application.

Risk factors

RISKS RELATED TO THIS OFFERING

The market price of our common stock may be volatile, which could cause the value of your investment to decline.

The market price of our common stock has experienced, and may continue to experience, significant volatility. Between January 1, 2007 and August 6, 2008, the closing trading price of our common stock on the New York Stock Exchange has ranged from a low of $16.01 per share to a high of $95.70 per share. Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock. These risks include those described in this “Risk Factors” section and in the other documents incorporated herein by reference as well as, among other things:

➢	our operating and financial performance and prospects;

➢	our ability to repay our debt;

➢	investor perceptions of us and the industry and markets in which we operate;

➢	our dividend policy;

➢	future sales of equity or equity-related securities;

➢	changes in earnings estimates or buy/sell recommendations by analysts; and

➢	general financial, domestic, international, economic and other market conditions.

In addition, the stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our common stock, regardless of our operating performance. Furthermore, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management. As a result of these factors, among others, the value of your investment may decline, and you may be unable to resell your shares of our common stock at or above the offering price.

We may issue additional shares of common stock or preferred stock and thereby materially and adversely affect the price of our common stock. Hedging activities may depress the trading price of our common stock and the notes being offering in the concurrent notes offering.

We are not restricted from issuing additional common stock and have no obligation to consider your interests for any reason. If we issue additional shares of common stock, it may materially and adversely affect the price of our common stock.

Any issuance of equity securities after this offering could dilute your interests and could substantially decrease the trading price of our common stock. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding options or the conversion of our convertible notes or for other reasons. As of July 31, 2008, there were:

➢	1,824,927 shares of our common stock issuable upon exercise of outstanding options, at a weighted average exercise price of $28.55 per share, of which options to purchase 434,013 shares were exercisable as of that date at a weighted average exercise price of $21.76 per share;

Risk factors

➢	290,723 shares of our common stock issuable upon conversion of our outstanding 2.25% Notes and 4.75% Notes and

➢	2,421,812 shares of our common stock available for future grant under our current equity incentive plans.

An aggregate of 6,846,360 shares of our common stock are issuable upon conversion of our 3.25% convertible senior notes due 2015 being offered concurrently with this offering (7,873,314 shares if the underwriters therefor exercise their option to purchase additional 3.25% convertible senior notes due 2015).

In addition, our board of directors is authorized to issue shares of preferred stock without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any series of shares of preferred stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the market price of our common stock could decrease.

The price of our common stock could also be affected by possible sales of our common stock by investors who view the notes being offering in the concurrent notes offering as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect will develop involving our common stock.

Provisions in our restated certificate of incorporation and restated bylaws, the agreements governing our indebtedness and Delaware law may discourage a takeover attempt even if doing so might be beneficial to our shareholders.

Provisions contained in our restated certificate of incorporation and restated bylaws could impose impediments to the ability of a third party to acquire us even if a change of control would be beneficial to you. Provisions of our restated certificate of incorporation and restated bylaws impose various procedural and other requirements, which could make it more difficult for stockholders to effect certain corporate actions. For example, our restated certificate of incorporation authorizes our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our stockholders. Thus, our board of directors can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. We are also subject to provisions of Delaware law that prohibit us from engaging in any business combination with any “interested stockholder,” meaning, generally, that a stockholder who beneficially owns more than 15% of our stock cannot acquire us for a period of three years from the date this person became an interested stockholder unless various conditions are met, such as approval of the transaction by our board of directors. These provisions may have the effect of delaying or deterring a change of control of our Company, and could limit the price that certain investors might be willing to pay in the future for shares of our common stock. See “Description of Common Stock” in the accompanying prospectus.

If our concurrent offering of notes is completed, and if a “fundamental change” (as defined in the indenture for the notes) occurs, holders of the notes will have the right, at their option, either to convert their notes or require us to repurchase all or a portion of their notes. In the event of a “make-whole fundamental change” (as defined in the indenture for the notes), we also may be required to increase the conversion rate applicable to any notes surrendered for conversion. In addition, the indenture for the concurrent offering of

Risk factors

notes will prohibit us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity is a U.S. entity that assumes our obligations under the notes. Certain of our debt instruments impose similar restrictions on us, including with respect to mergers or consolidations with other companies and the sale of substantially all of our assets. These provisions could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

Certain terms of our concurrent offering of notes may adversely impact our liquidity.

Our concurrent offering of notes, if it is completed, will increase the amount of debt we have outstanding, which is already significant. As adjusted to give effect to that offering and expected use of combined net proceeds from this offering and the notes offering to repurchase up to $335 million of our 6.625% Notes, as of June 30, 2008, we estimate we would have had $1,371 million of outstanding debt (or $1,461 million, if the underwriters exercise their over-allotment option to purchase additional notes in full).

In addition, upon conversion of the notes, we will be required to pay in cash the lesser of the principal amount of the converted notes and the sum of a calculated daily conversion values over an averaging period. As a result, the conversion of the notes, may significantly reduce our liquidity.

We may invest or spend the proceeds in this offering in ways with which you may not agree and in ways that may not earn a profit.

We intend to use the portion of the proceeds from this offering remaining after the tender offer for general corporate purposes. We will retain broad discretion over the use of the proceeds from this offering. You may not agree with the ways we decide to use these proceeds, and our use of the proceeds may not yield any profits. See “Use of Proceeds.”

Special note regarding forward-looking statements

From time to time, we make certain comments and disclosures in this prospectus supplement and the accompanying prospectus that may be forward-looking in nature. Examples include statements related to our future outlook, anticipated capital expenditures, projected cash flows and borrowings, and sources of funding. We caution readers that forward-looking statements, including disclosures that use words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “plan,” “project,” “will” and similar words or statements are subject to certain risks, trends and uncertainties that could cause actual cash flows, results of operations, financial condition, cost reductions, acquisitions, dispositions, financing transactions, operations, expansion, consolidation and other events to differ materially from the expectations expressed or implied in such forward-looking statements. Any forward-looking statements are also subject to a number of assumptions regarding, among other things, future economic, competitive and market conditions. These assumptions are based on facts and conditions, as they exist at the time such statements are made as well as predictions as to future facts and conditions, the accurate prediction of which may be difficult and involve the assessment of circumstances and events beyond our control. We disclaim any intent or obligation to update these forward-looking statements unless required by securities law, and we caution the reader not to rely on them unduly.

We have based any forward-looking statements we have made on our current expectations and assumptions about future events and circumstances that are subject to risks, uncertainties and contingencies that could cause results to differ materially from those discussed in the forward-looking statements, including, but not limited to:

(i)	our cash flows, results of operation or financial condition;

(ii)	the successful completion of acquisition, disposition or financing transactions and the effect thereof on our business;

(iii)	governmental policies, laws, regulatory actions and court decisions affecting the coal industry or our customer’s coal usage;

(iv)	legal and administrative proceedings, settlements, investigations and claims and the availability of insurance coverage related thereto;

(v)	inherent risks of coal mining beyond our control, including weather and geologic conditions or catastrophic weather-related damage;

(vi)	our production capabilities to meet market expectations and customer requirements;

(vii)	our ability to obtain coal from brokerage sources or contract miners in accordance with their contracts;

(viii)	our ability to obtain and renew permits necessary for our existing and planned operations in a timely manner;

(ix)	the cost and availability of transportation for our produced coal;

(x)	our ability to expand our mining capacity;

(xi)	our ability to manage production costs, including labor costs;

(xii)	adjustments made in price, volume or terms to existing coal supply agreements;

(xiii)	the worldwide market demand for coal, electricity and steel;

(xiv)	environmental concerns related to coal mining and combustion and the cost and perceived benefits of alternative sources of energy such as natural gas and nuclear energy;

Special note regarding forward-looking statements

(xv)	competition among coal and other energy producers, in the Unites States and internationally;

(xvi)	our ability to timely obtain necessary supplies and equipment;

(xvii)	our reliance upon and relationships with our customers and suppliers;

(xviii)	the creditworthiness of our customers and suppliers;

(xix)	our ability to attract, train and retain a skilled workforce to meet replacement or expansion needs;

(xx)	our assumptions and projections concerning economically recoverable coal reserve estimates;

(xxi)	our failure to enter into anticipated new contracts;

(xxii)	future economic or capital market conditions;

(xxiii)	foreign currency fluctuations;

(xxiv)	the availability and costs of credit, surety bonds and letters of credit that we require;

(xxv)	the lack of insurance against all potential operating risks;

(xxvi)	our assumptions and projections regarding pension and other post-retirement benefit liabilities;

(xxvii)	our interpretation and application of accounting literature related to mining specific issues; and

(xxviii)	the successful implementation of our strategic plans and objectives for future operations and expansion or consolidation.

We are including this cautionary statement in this document to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf, of us. Any forward-looking statements should be considered in context with the various disclosures made by us about our businesses, including without limitation the disclosures included in the documents incorporated by reference in this prospectus supplement and the risk factors described above in the section of this prospectus supplement entitled “Risk Factors.”

Use of proceeds

We estimate that the net proceeds we will receive from this offering will be approximately $224.1 million (or $257.8 million if the underwriters exercise their over-allotment option in full), after deducting the underwriting discount and estimated offering expenses. In addition, we estimate that the net proceeds from the concurrent notes offering will be approximately $586.0 million (or $674.0 million if the underwriters exercise their over-allotment option in full), after deducting the underwriting discount and estimated offering expenses.

We intend to use the net proceeds of this offering, together with the net proceeds from the concurrent notes offering, to fund the purchase of our 6.625% Notes in the tender offer and for other general corporate purposes, which may include funding for our planned 2008-2010 expansion of our coal production and for acquisitions or investments in business, products, technologies and repayment of other indebtedness. Our use of proceeds also may include the possible payment of the $220 million jury verdict (less $50 million previously posted in cash as an appeal bond) plus interest (approximately $47 million as of June 30, 2008) against Central West Virginia Energy Company, a subsidiary of Massey, if the jury verdict is not reversed on appeal. For a discussion of this litigation, please see Note 13 of the Notes to Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.

Assuming that all of the 6.625% Notes are tendered and purchased in the tender offer, we estimate that we will use approximately $351 million of the aggregate net proceeds of this offering and the concurrent notes offering to fund the tender offer (including estimated premiums, consent payments, expenses and accrued interest). Because the purchase price payable in the tender offer is a variable based on a spread over a benchmark U.S. Treasury Security, the actual amount payable in relation to the tender offer is subject to change.

Our management will retain broad discretion over the use of proceeds, and we may ultimately use the proceeds for different purposes than what we currently intend. Pending any ultimate use of any portion of the proceeds from this offering, we intend to invest the net proceeds in short-term, interest-bearing instruments such as U.S. government securities and municipal bonds.

Price range of our common stock

Our common stock trades on the New York Stock Exchange under the symbol “MEE.” The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock reported on the New York Stock Exchange and the dividends declared on each share of common stock for the periods indicated.

	High	Low	Dividends
2006
First Quarter	$41.53	$33.10	$0.04
Second Quarter	44.34	32.15	0.04
Third Quarter	37.05	18.77	0.04
Fourth Quarter	28.00	19.31	0.04

2007
First Quarter	$26.35	$21.55	$0.04
Second Quarter	30.73	23.97	0.04
Third Quarter	26.80	16.01	0.04
Fourth Quarter	37.99	21.49	0.05

2008
First Quarter	$44.00	$26.22	$0.05
Second Quarter	95.70	35.33	0.05
Third Quarter (through August 6, 2008)	94.09	60.19	0.05

As of June 30, 2008, there were 80,765,855 shares of common stock issued and outstanding and approximately 6,677 registered holders of record of our common stock. The transfer agent and registrar for our common stock is Wells Fargo Bank, N.A.

Dividend policy

Our current dividend policy anticipates the payment of quarterly dividends in the future. We currently intend to continue to pay regular quarterly dividends on our common stock at a rate of $0.05 per share. The ABL Facility, our 6.625% Notes and our 6.875% senior notes due 2013 (the “6.875% Notes”) contain provisions that restrict us from paying dividends in excess of certain amounts. The ABL Facility limits the payment of dividends to $50 million annually on common stock. The 6.625% Notes and the 6.875% Notes limit the payment of dividends to $25 million annually on common stock, plus the availability in the Restricted Payments Baskets (as defined in the indentures to the 6.625% Notes and 6.875% Notes). In addition, dividends can be paid only so long as no default exists under the ABL Facility, the 6.625% Notes, or the 6.875% Notes, as the case may be, or would result thereunder from paying such dividend. There are no other restrictions, other than those set forth under the corporate laws of the State of Delaware, where we are incorporated, on our ability to declare and pay dividends. The declaration and payment of dividends to holders of common stock will be at the discretion of the board of directors and will be dependent upon our future earnings, financial condition, and capital requirements.

Capitalization

The following table sets forth our cash position and capitalization as of June 30, 2008:

➢	on an actual basis;

➢	on an as adjusted basis to give effect to the issuance and sale of 3,800,000 shares of our common stock in this offering at a public offering price of $61.50 per share, and after deducting the underwriting discount and estimated offering expenses (assuming no exercise of the underwriters’ over-allotment option to purchase additional shares); and

➢	on a pro forma as adjusted basis to give further effect to the issuance and sale of $600.0 million aggregate principal amount of 3.25% convertible senior notes due 2015 in the concurrent notes offering, after deducting the underwriting discount and estimated offering expenses (assuming no exercise of the underwriters’ over-allotment option to purchase additional notes), and the use of a portion of the net proceeds from this offering and the notes offering to purchase $335 million aggregate principal amount of our 6.625% Notes.

You should read this table with our consolidated financial statements and the notes thereto incorporated by reference into this prospectus supplement.

	As of June 30, 2008
	(unaudited)
	Actual	As Adjusted	Pro Forma as Adjusted(1)
	(in thousands, except share data)

Cash and cash equivalents	$351,904	576,048	$811,467

Short-term debt
Current portion of capital lease obligations	$1,925	$1,925	$1,925

Total short-term debt	1,925	1,925	1,925

Long-term debt
3.25% Convertible Senior Notes due 2015	—	—	600,000
6.875% Senior Notes due 2013, net of $5.6 million discount	755,715	755,715	755,715
6.625% Senior Notes due 2010	335,000	335,000	—
2.25% Convertible Senior Notes due 2024	9,647	9,647	9,647
4.75% Convertible Senior Notes due 2023	70	70	70
Capital lease obligations	5,958	5,958	5,958
Fair value hedge valuation	(4,287)	(4,287)	—

Total long-term debt	1,102,103	1,102,103	1,371,390

Shareholders’ equity
Capital stock
Preferred stock, no par value, 20,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $0.625 par value, 150,000,000 shares authorized, 83,640,655 shares issued, actual and 84,565,855 shares issued, as adjusted	52,262	52,840	52,840
Treasury stock, 2,874,800 shares at cost, actual, and 0 shares as adjusted	(79,986)	—	—
Additional capital	264,713	408,293	408,293
Retained earnings	542,181	542,181	529,166
Accumulated other comprehensive loss	(27,667)	(27,667)	(27,667)

Total shareholders’ equity	751,503	975,647	962,632

Total capitalization	$1,855,531	$2,079,675	$2,335,947

(1)	Assumes that all of the 6.625% Notes are tendered and purchased in the tender offer at an aggregate purchase price of approximately $351 million, including fees and expenses related to the tender offer.

Concurrent notes offering

Concurrently with this offering, we are offering $600.0 million aggregate principal amount of 3.25% convertible senior notes due 2015 (or a total of $690.0 million aggregate principal amount of notes if the underwriters therefor exercise their over-allotment option to purchase additional notes in full) pursuant to a separate prospectus supplement. This common stock offering is not contingent upon the notes offering and the notes offering is not contingent upon this common stock offering. We expect to raise approximately $833.7 million in aggregate gross proceeds from the two offerings. However, amounts sold in each offering may increase or decrease based on market conditions relating to a particular security. We can not assure you that we will complete the concurrent notes offering.

The following description is a summary of the material provisions of the notes we are offering in the concurrent notes offering and the indenture that will govern the notes. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture, including the definitions of some terms used in the indenture.

The notes will be our senior unsecured obligations and pay interest semi-annually at a rate of 3.25% per annum. Our obligations under the notes will be guaranteed by substantially all of our subsidiaries other than subsidiaries that are not guarantors of our other senior and convertible notes. The notes are convertible in certain circumstances into cash and, if applicable, shares of our common stock, based on an initial conversion rate of 11.4106 shares of common stock per $1,000 principal amount (representing an initial conversion price of approximately $87.64 per share of common stock), subject to adjustment upon the occurrence of certain events. A holder that surrenders notes for conversion in connection with a make-whole fundamental change (as described in the prospectus supplement relating to the notes), may in certain circumstances be entitled to an increased conversion rate. Upon conversion, holders will receive cash up to the principal amount of the notes to be converted, and any excess conversion value will be delivered, at our option, in cash, shares of common stock or a combination thereof. The notes are not redeemable at our option prior to maturity. Upon a fundamental change (as described in the prospectus supplement relating to the notes), holders may require us to repurchase their notes at a purchase price equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, in cash.

For a description of our outstanding debt securities and our ABL Facility, please see Note 6 to the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 and Note 5 to the Notes to Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.

U.S. federal income tax considerations

The following is a summary of the anticipated U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock. This summary addresses only the U.S. federal income tax considerations of holders of our common stock who are initial purchasers of our common stock and that will hold the common stock as capital assets.

This description does not address tax considerations applicable to holders that may be subject to certain special U.S. federal income tax rules, such as:

➢	financial institutions,

➢	insurance companies,

➢	real estate investment trusts,

➢	regulated investment companies,

➢	grantor trusts,

➢	dealers or traders in securities or currencies or notional principal contracts,

➢	tax-exempt entities,

➢	certain former citizens or long-term residents of the United States,

➢	persons that received shares as compensation for the performance of services or pursuant to the exercise of options or warrants,

➢	persons that will hold shares as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of “synthetic security” or other integrated transaction for U.S. federal income tax purposes, or

➢	U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar.

Holders of our common stock who are in any of the above categories should consult their own tax advisors regarding the U.S. federal income tax consequences relating to the purchase, ownership, and disposition of our common stock, as the U.S. federal income tax consequences for persons in the above categories relating to the purchase, ownership, and disposition of the common stock may be significantly different than as described below. Moreover, this summary does not address the U.S. federal estate and gift or alternative minimum tax consequences, or any U.S. state or local tax consequences, of the purchase, ownership and disposition of our common stock.

This summary is not intended to constitute a complete analysis of all U.S. federal income tax consequences relating to the purchase, ownership and disposition of our common stock. Prospective purchasers of our common stock should consult their own tax advisors with respect to the U.S. federal, state, local and foreign tax consequences of purchasing, owning or disposing of our common stock.

This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”) proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations of the Code and Treasury Regulations, in each case as in effect and available as of the date of this prospectus supplement. The Code, Treasury Regulations and judicial and administrative interpretations thereof may change at any time, and any change could be retroactive to the date of this prospectus supplement. The Code, Treasury Regulations and judicial and administrative interpretations

U.S. federal income tax considerations

thereof are also subject to various interpretations, and there can be no guarantee that the Internal Revenue Service (the “IRS”) or U.S. courts will agree with the tax consequences described in this summary.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is a beneficial owner of common stock that, for U.S. federal income tax purposes, is:

➢	a citizen or individual resident of the United States,

➢	corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof (including the District of Columbia),

➢	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

➢	a trust if such trust was in existence on August 20, 1996 and validly elected to be treated as a United States person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of the substantial decisions of such trust.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner should consult its own tax advisors as to the U.S. tax consequences of being a partner in a partnership that acquires, holds, or disposes of our common stock.

Distributions on Common Stock

General Taxation of Distributions

A U.S. Holder that receives a distribution with respect to our common stock, including a constructive distribution, of cash or property, generally will be required to include the amount of such distribution in gross income as a dividend to the extent of our current or accumulated “earnings and profits”, as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds our current and accumulated “earnings and profits”, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in our common stock and thereafter as gain from the sale or exchange of common stock. (See “Sale or Exchange of Common Stock” below). Dividends received on common stock generally will be eligible for the “dividends received deduction” generally allowed to corporate U.S. Holders.

Reduced Tax Rates for Certain Dividends

For taxable years beginning before January 1, 2011, a dividend paid by us generally will be eligible to be taxed at the preferential tax rates applicable to long-term capital gains if the U.S. Holder receiving such dividend is an individual, estate, or trust.

Sale or Exchange of Common Stock

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of our common stock in an amount equal to the difference, if any, between the amount realized on such sale or exchange and the U.S. Holder’s adjusted tax basis in our common stock. Any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if the common stock is held for more than one

U.S. federal income tax considerations

year. Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Backup Withholding Tax and Information Reporting Requirements

Unless a holder of common stock is a corporation or other exempt recipient, payments to certain holders of common stock of dividends or the proceeds of the sale or other disposition of our common stock that are made within the United States or through certain United States-related financial intermediaries may be subject to information reporting. Such payments may also be subject to U.S. federal backup withholding tax at the rate of twenty-eight percent (28%) (subject to periodic adjustment) if the holder of our common stock fails to supply a correct taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amount withheld from a payment to a holder of common stock under the backup withholding rules is allowable as a credit against such holder’s U.S. federal income tax and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

A “non-U.S. Holder” means a beneficial owner of our common stock (other than a partnership) that is not a U.S. Holder.

Dividends

In the event that we pay dividends, dividends paid to a non-U.S. Holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment of the non-U.S. Holder) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. Holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (a) complete IRS Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable United States Treasury Regulations. Special certification and other requirements apply to certain non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A non-U.S. Holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

U.S. federal income tax considerations

Gain on Disposition of Common Stock

Any gain realized on the disposition of our common stock generally will not be subject to U.S. federal income tax unless:

➢	the gain is effectively connected with a trade or business of the non-U.S. Holder in the United States, and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. Holder;

➢	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

➢	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

An individual non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it generally will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe that we may be a “United States real property holding corporation” (“USRPHC”), for U.S. federal income tax purposes. A non-U.S. holder will not be subject to U.S. federal income tax on a net income basis with respect to any gain realized on our common stock solely because of our status as a USRPHC so long as our common stock is “regularly traded on an established securities market,” and such non-U.S. holder did not hold directly or indirectly more than 5% of our common stock at any time during the shorter of the five-year period preceding the date of the disposition or the holder’s holding period.

If a non-U.S. Holder owned directly or indirectly more than 5% of our common stock at any time during the applicable period or our common stock was not considered to be “regularly traded on an established securities market,” then any gain recognized by a non-U.S. Holder on the sale or other disposition of our common stock would be treated as effectively connected with a U.S. trade or business and would be subject to U.S. federal income tax at applicable graduated U.S. federal income tax rates and in much the same manner as applicable to U.S. persons. If our common stock was not considered to be “regularly traded on an established securities market,” a non-U.S. Holder could also be subject to certain withholding taxes imposed on the gross proceeds realized with respect to the sale or other disposition of our common stock.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of an applicable income tax treaty.

U.S. federal income tax considerations

A non-U.S. Holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Certain ERISA considerations

Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) prohibit “employee benefit plans” (as defined in Section 3(3) of ERISA) which are subject to Title I of ERISA (“ERISA Plans”) and certain other retirement plans, accounts and arrangements that are subject to Section 4975 of the Code (such accounts, together with ERISA Plans, referred to as “Plan” or “Plans”) from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

The acquisition of shares of our common stock by a Plan with respect to which we or the underwriters are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless the investment is acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of shares of common stock. These class exemptions include, without limitation, PTCE 84-14, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

The forgoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering acquiring shares of our common stock on behalf of, or with the assets of, any plan consult with their counsel regarding the potential applicability of ERISA and Section 4975 of the Code to such investment and whether an exemption would be applicable to the acquisition and holding of shares of our common stock. Governmental plans, foreign plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Title I of ERISA or of Section 4975 of the Code may nevertheless be subject to other local, state, federal, foreign or other laws that are substantially similar to the foregoing provisions of ERISA and the Code. Fiduciaries of such plans should consult with their counsel before purchasing any shares of our common stock.

Underwriting

We are offering the shares of our common stock described in this prospectus supplement through the underwriters named below. UBS Securities LLC and J.P. Morgan Securities Inc. are the representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of shares
UBS Securities LLC	1,899,990
J.P. Morgan Securities Inc.	1,139,990
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.	253,340
Stifel, Nicolaus & Company, Incorporated	253,340
Wachovia Capital Markets, LLC	253,340

Total	3,800,000

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

Our common stock is offered subject to a number of conditions, including:

➢	receipt and acceptance of our common stock by the underwriters, and

➢	the underwriters’ right to reject orders in whole or in part.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Over-allotment option

We have granted the underwriters an option to buy up to 570,000 additional shares of our common stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

Commissions and discounts

Shares sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $1.43 per share from the public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $0.10 per share from the public offering price. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

Underwriting

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters, assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 570,000 shares:

	No exercise	Full exercise
Per share	$2.3831	$2.3831

Total	$9,055,780	$10,414,147

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $500,000.

No sales of similar securities

We, our executive officers and directors have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of UBS Securities LLC and J.P. Morgan Securities Inc., offer, sell, contract to sell, pledge or otherwise dispose of or hedge our common stock or securities convertible into or exercisable or exchangeable for, or any warrants or other rights to purchase, our common stock, subject to certain exceptions including, with respect to the Company, pursuant to the concurrent offering of 3.25% convertible senior notes due 2015, pursuant to our current employee benefit plans and compensation arrangements, issuances upon conversion of outstanding securities and warrants and the notes being offered in the concurrent notes offering, and pursuant to an agreement which provides for the issuance of common stock or securities exchangeable for, exercisable for or convertible into shares of common stock in an amount not to exceed 5% of our common stock outstanding on the date of this prospectus supplement in connection with the acquisition of, or joint venture with, another company, provided that the recipients of such securities agree to be bound by these restrictions. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement. At any time and without public notice, UBS Securities LLC and J.P. Morgan Securities Inc. may in their sole discretion release all or some of the securities from these lock-up agreements.

If:

➢	during the period that begins on the date that is 15 calendar days plus 3 business days before the last day of the 90-day lock-up period and ends on the last day of the 90-day lock-up period,

-	we issue an earnings release; or

-	material news or a material event relating to us occurs; or

➢	prior to the expiration of the 90-day lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day lock-up period,

then the 90-day lock-up period will be extended until the expiration of the date that is 15 calendar days plus 3 business days after the date on which the issuance of the earnings release or the material news or material event occurs; provided that the foregoing will not apply if, within 3 business days before the last day of the 90-day lock-up period, we deliver to UBS Securities LLC and J.P. Morgan Securities Inc. an officers’ certificate certifying that the shares of common stock are “actively traded securities” within the Conduct Rules of FINRA.

Indemnification and contribution

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters and their controlling persons may be required to make in respect of those liabilities.

Underwriting

New York Stock Exchange listing

Our common stock is listed on the New York Stock Exchange under the symbol “MEE.”

Price stabilization, short positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

➢	stabilizing transactions;

➢	short sales;

➢	purchases to cover positions created by short sales;

➢	imposition of penalty bids; and

➢	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Affiliations

The underwriters and their affiliates have provided and may provide certain commercial banking, financial advisory and investment banking services for us for which they have received or will receive customary fees.

The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

Certain of the underwriters in the concurrent notes offering are also underwriters for this offering. UBS Securities LLC is the dealer manager for the tender offer.

Notice to investors

European Economic Area

In relation to each Member State of the European Economic Area, or EEA, which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from, and including, the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, an offer to the public of our common stock which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that, with effect from, and including, the Relevant Implementation Date, an offer to the public in that Relevant Member State of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets, or, if not so authorized or regulated, whose corporate purpose is solely to invest in our securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive provided that no such offer of our common stock shall result in a requirement for the publication by us or any underwriter or agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

As used above, the expression “offered to the public” in relation to any of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common stock to be offered so as to enable an investor to decide to purchase or subscribe for our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The EEA selling restriction is in addition to any other selling restrictions set out in this prospectus supplement.

United Kingdom

This prospectus supplement is only being distributed to and is only directed at (1) persons who are outside the United Kingdom, (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or Order; or (3) high net worth companies, and other persons to who it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order, all such person together being referred to as “relevant persons.” The common stock is only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

Notice to investors

Switzerland

Our common stock may not and will not be publicly offered, distributed or re-distributed on a professional basis in or from Switzerland, and neither this prospectus supplement nor any other solicitation for investments in our common stock may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of Articles 652a or 1156 of the Swiss Federal Code of Obligations or of Article 2 of the Federal Act on Investment Funds of March 18, 1994. This prospectus supplement may not be copied, reproduced, distributed or passed on to others without the underwriters’ and agents’ prior written consent. This prospectus supplement is not a prospectus within the meaning of Articles 1156 and 652a of the Swiss Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss exchange and may not comply with the information standards required thereunder. We will not apply for a listing of our common stock on any Swiss stock exchange or other Swiss regulated market and this prospectus supplement may not comply with the information required under the relevant listing rules. Our common stock offered hereby has not been and will not be approved by any Swiss regulatory authority. Our common stock offered hereby has not been and will not be registered with or supervised by the Swiss Federal Banking Commission, and have not been and will not be authorized under the Federal Act on Investment Funds of March 18, 1994. The investor protection afforded to acquirers of investment fund certificates by the Federal Act on Investment Funds of March 18, 1994 does not extend to acquirers of our common stock.

Hong Kong

Our common stock may not be offered or sold in Hong Kong, by means of this prospectus supplement or any document other than to persons whose ordinary business is to buy or sell shares, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong). No advertisement, invitation or document relating to our common stock may be issued or may be in the possession of any person other than with respect to the common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our common stock may not be circulated or distributed, nor may our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where our common stock is subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; shares of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has

Notice to investors

acquired the shares under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to an offer that is made on terms that such shares of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) where the transfer is by operation of law.

Japan

Our common stock has not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and our common stock will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Australia

This prospectus supplement is not a formal disclosure document and has not been lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia) in relation to the common stock.

The common stock is not being offered in Australia to “retail clients” as defined in section 761G of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” as defined in section 761G of the Corporations Act 2001 (Australia) and as such no product disclosure statement in relation to the common stock has been prepared.

This prospectus supplement does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our common stock, you represent and warrant to us that you are a wholesale client. If any recipient is not a wholesale client, no applications for our common stock will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our common stock you undertake to us that, for a period of 12 months from the date of issue of the common stock, you will not transfer any interest in the common stock to any person in Australia other than a wholesale client.

Legal matters

Troutman Sanders LLP will pass upon the validity of the shares of common stock offered by this prospectus supplement. The validity of the shares of common stock offered by this prospectus supplement will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP.

Experts

The consolidated financial statements of Massey Energy Company at December 31, 2007 and for each of the three years in the period ended December 31, 2007, appearing in Massey Energy Company’s Annual Report (Form 10-K) for the fiscal year ended December 31, 2007 (including the schedule appearing therein), and the effectiveness of Massey Energy Company’s internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Incorporation of certain information by reference

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for information superseded by information in this prospectus supplement. We incorporate by reference the documents listed below. The documents filed by us which we incorporate by reference include:

(1)	The portions of our definitive proxy statement on Schedule 14A that were deemed “filed” with the SEC under the Exchange Act on April 15, 2008;

(2)	Annual report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on February 29, 2008;

(3)	Quarterly report on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC on May 9, 2008;

(4)	Quarterly report on Form 10-Q for the quarter ended June 30, 2008, filed with the SEC on August 4, 2008;

(5)	Current report on Form 8-K, filed with the SEC on May 23, 2008;

(6)	Current report on Form 8-K, filed with the SEC on May 14, 2008;

(7)	Items 8.01 and 9.01 (Exhibit 99.2) of our current report on Form 8-K, filed with the SEC on April 4, 2008;

(8)	Current report on Form 8-K, filed with the SEC on March 14, 2008;

(9)	Current report on Form 8-K, filed with the SEC on February 21, 2008;

(10)	Current report on Form 8-K, filed with the SEC on January 17, 2008;

(11)	Current report on Form 8-K, filed with the SEC on January 11, 2008; and

(12)	The description of our common stock contained in our current report on Form 8-K, filed with the SEC on May 24, 2001.

Incorporation of certain information by reference

All documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, from the date of this prospectus supplement until the completion of the offering to which this prospectus supplement relates or this offering is terminated, shall also be deemed to be incorporated by reference in, and to be part of, this prospectus supplement and the accompanying prospectus from the date any such document is filed. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

Any statements contained in a document incorporated by reference in this prospectus supplement shall be deemed to be modified, superseded or replaced for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement (or in any other subsequently filed document which also is incorporated by reference in this prospectus supplement) modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus supplement and the accompanying prospectus. Statements contained in this prospectus supplement, the accompanying prospectus and any document incorporated by reference as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of the contract, agreement or other document filed as an exhibit to the registration statement or any incorporated document, each statement being so qualified by this reference.

You may request a copy of the above-documented filings at no cost by telephone at (886) 814-6512 or by writing to us at Massey Energy Company, Post Office Box 26765, Richmond, Virginia 23261, Attention: Investor Relations.

Where you can find more information

We file reports, proxy statements, and other information with the SEC. Copies of our reports, proxy statements, and other information may be inspected at the public reference facilities maintained by the SEC:

Public Reference Room

Securities and Exchange Commission

100 F Street, NE

Washington D.C. 20549

Copies of these materials may be obtained by mail at prescribed rates from the public reference section of the SEC at the address indicated above or by calling the SEC at 1-800-SEC-0330. Our reports, proxy statements and other information filed with the SEC are also available to the public over the Internet at the SEC’s website at http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We make available, free of charge through our website, www.masseyenergyco.com, our annual report, quarterly reports, current reports, proxy statements, section 16 reports and other information (and any amendments thereto) as soon as practicable after filing or furnishing the material to the SEC, in addition to, our Corporate Governance Guidelines, codes of ethics and the charters of the Audit, Compensation, Executive, Finance, Governance and Nominating, and Safety, Environmental, and Public Policy Committees. These materials also may be requested at no cost by telephone at (866) 814-6512 or by mail at: Massey Energy Company, Post Office Box 26765, Richmond, Virginia 23261, Attention: Investor Relations.

PROSPECTUS

MASSEY ENERGY COMPANY

Common Stock

Preferred Stock

Warrants

Debt Securities

Guarantees of Debt Securities

The following are types of securities that we may offer, issue and sell from time to time, or that may be sold by selling securityholders from time to time, together or separately:

•	shares of our common stock, including shares of our common stock issuable upon conversion or exchange of convertible debt securities;

•	shares of our preferred stock;

•	warrants to purchase equity securities; and

•	debt securities (which may be guaranteed).

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement. You should carefully read this prospectus and the applicable prospectus supplement, together with the documents we incorporate by reference, before you make your investment decision.

We may offer and sell these securities through one or more underwriters, dealers and agents, through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering.

To the extent that any selling securityholder resells any securities, the selling securityholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling securityholder and the terms of the securities being offered.

Investing in our securities involves risks. You should consider the risk factors described in any accompanying prospectus supplement and in the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated August 5, 2008

You should rely only on the information contained in or incorporated by reference into this prospectus or any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, the securities offered by this prospectus in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus, any prospectus supplement or the documents incorporated by reference herein is accurate only as of the dates of the respective documents in which such information is included, regardless of the time of delivery of such document or any sale of the securities offered hereby.

ABOUT THIS PROSPECTUS

This prospectus describes some of the general terms that may apply to the securities offered hereby. The specific terms of any securities to be offered will be described in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the heading “Incorporation of Certain Documents by Reference” before you make your investment decision.

In this prospectus, we refer to information regarding the coal industry in the United States from Energy Ventures Analysis, Inc. (the “EVA”). We are not affiliated with the EVA and the EVA is not aware of and has not consented to being named in this prospectus. Although we believe that this information is reliable, we have not independently verified the accuracy or completeness of this information.

Unless the context otherwise indicates, references to “Massey,” “we,” “us,” “our,” and “Company” in this prospectus refer to Massey Energy Company and its subsidiaries, and references to “A.T. Massey” are to A.T. Massey Coal Company, Inc., our wholly owned and sole, direct operating subsidiary.

i

MASSEY ENERGY COMPANY

Overview

We are one of the premier coal producers in the United States. As measured by 2007 revenue, EVA ranks us as the fourth largest United States coal company in terms of produced coal revenues. We are the largest coal company in Central Appalachia, our primary region of operation, in terms of revenue, tons produced and total coal reserves.

We produce, process and sell bituminous coal of various steam and metallurgical grades, primarily of a low sulfur content, through our 23 processing and shipping centers, many of which receive coal from multiple mines. At June 30, 2008, we operated 57 mines, including 43 underground (two of which employ both room and pillar and longwall mining) and 14 surface (with nine highwall miners in operation) in West Virginia, Kentucky and Virginia. The number of mines that we operate may vary from time to time depending on a number of factors, including the existing demand for and price of coal, exhaustion of economically recoverable reserves and availability of experienced labor.

Customers for our steam coal product include primarily electric power utility companies who use our coal as fuel for their steam-powered generators. Customers for our metallurgical coal include primarily steel producers who use our coal to produce coke, which is in turn used as a raw material in the steel manufacturing process.

Corporate Information

A.T. Massey was originally incorporated in Richmond, Virginia in 1920 as a coal brokering business. In the late 1940s, A.T. Massey expanded its business to include coal mining and processing. In 1974, St. Joe Minerals acquired a majority interest in A.T. Massey. In 1981, St. Joe Minerals was acquired by Fluor Corporation. A.T. Massey was wholly owned by Fluor Corporation from 1987 until November 30, 2000. On November 30, 2000, we completed a reverse spin-off which separated Fluor Corporation into two entities: the “new” Fluor Corporation and Fluor Corporation which retained our coal-related businesses and was subsequently renamed Massey Energy Company. Massey Energy Company has been a separate, publicly traded company since December 1, 2000.

Our principal executive offices are located at 4 North 4th Street, Richmond, Virginia 23219. Our telephone number is (804) 788-1800. Our website is www.masseyenergyco.com. Information on our website is not part of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

From time to time, we make certain comments and disclosures in this prospectus, any prospectus supplement and the documents incorporated by reference that may be forward-looking in nature. Examples include statements related to our future outlook, anticipated capital expenditures, projected cash flows and borrowings, and sources of funding. We caution readers that forward-looking statements, including disclosures that use words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “plan,” “project,” “will” and similar words or statements are subject to certain risks, trends and uncertainties that could cause actual cash flows, results of operations, financial condition, cost reductions, acquisitions, dispositions, financing transactions, operations, expansion, consolidation and other events to differ materially from the expectations expressed or implied in such forward-looking statements. Any forward-looking statements are also subject to a number of assumptions regarding, among other things, future economic, competitive and market conditions. These assumptions are based on facts and conditions, as they exist at the time such statements are made as well as predictions as to future facts and conditions, the accurate prediction of which may be difficult and involve the assessment of circumstances and events beyond our control. We disclaim any intent or obligation to update these forward-looking statements unless required by securities law, and we caution the reader not to rely on them unduly.

We have based any forward-looking statements we have made on our current expectations and assumptions about future events and circumstances that are subject to risks, uncertainties and contingencies that could cause results to differ materially from those discussed in the forward-looking statements, including, but not limited to:

(i)	our cash flows, results of operation or financial condition;

(ii)	the successful completion of acquisition, disposition or financing transactions and the effect thereof on our business;

(iii)	governmental policies, laws, regulatory actions and court decisions affecting the coal industry or our customer’s coal usage;

(iv)	legal and administrative proceedings, settlements, investigations and claims and the availability of insurance coverage related thereto;

(v)	inherent risks of coal mining beyond our control, including weather and geologic conditions or catastrophic weather-related damage;

(vi)	our production capabilities to meet market expectations and customer requirements;

(vii)	our ability to obtain coal from brokerage sources or contract miners in accordance with their contracts;

(viii)	our ability to obtain and renew permits necessary for our existing and planned operations in a timely manner;

(ix)	the cost and availability of transportation for our produced coal;

(x)	our ability to expand our mining capacity;

(xi)	our ability to manage production costs, including labor costs;

(xii)	adjustments made in price, volume or terms to existing coal supply agreements;

(xiii)	the worldwide market demand for coal, electricity and steel;

(xiv)	environmental concerns related to coal mining and combustion and the cost and perceived benefits of alternative sources of energy such as natural gas and nuclear energy;

(xv)	competition among coal and other energy producers, in the Unites States and internationally;

(xvi)	our ability to timely obtain necessary supplies and equipment;

(xvii)	our reliance upon and relationships with our customers and suppliers;

(xviii)	the creditworthiness of our customers and suppliers;

(xix)	our ability to attract, train and retain a skilled workforce to meet replacement or expansion needs;

(xx)	our assumptions and projections concerning economically recoverable coal reserve estimates;

(xxi)	our failure to enter into anticipated new contracts;

(xxii)	future economic or capital market conditions;

(xxiii)	foreign currency fluctuations;

(xxiv)	the availability and costs of credit, surety bonds and letters of credit that we require;

(xxv)	the lack of insurance against all potential operating risks;

(xxvi)	our assumptions and projections regarding pension and other post-retirement benefit liabilities;

(xxvii)	our interpretation and application of accounting literature related to mining specific issues; and

(xxviii)	the successful implementation of our strategic plans and objectives for future operations and expansion or consolidation.

We are including this cautionary statement in this document to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf, of us. Any forward-looking statements should be considered in context with the various disclosures made by us about our businesses, including, without limitation, the risk factors described above in any prospectus supplement, the documents incorporated by reference, including those described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q that we have filed, or will file, with the Securities and Exchange Commission (“SEC”), and other factors that may be included in our filings with the SEC.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities sold for general corporate purposes, which may include acquisitions, repayment of debt, capital expenditures, working capital and any other purposes that may be stated in any prospectus supplement. When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purpose.

Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by a selling securityholder.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for each of the last five years:

	YEAR ENDED DECEMBER 31,								SIX MONTHS ENDED JUNE 30,
	2007	2006	2005		2004		2003		2008		2007
Ratio of earnings to fixed charges(1)(2)	2.5	1.4	—	(1)	—	(1)	—	(1)	—	(1)	2.7

(1)	For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of income from operations before income taxes plus fixed charges. “Fixed charges” consist of interest and debt expense, capitalized interest and a portion of rent expense we believe to be representative of interest. Earnings for the years ended December 31, 2005, 2004 and 2003 and the six months ended June 30, 2008, were inadequate to cover fixed charges, with a deficiency of $75.4 million, $5.6 million, $60.6 million and $72.5 million, respectively.
(2)	There were no preferred stock dividends during any of the periods presented above. As a result, the ratio of earnings to fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

DESCRIPTION OF OUR COMMON STOCK

We are incorporated in Delaware. The rights of our stockholders are governed by Delaware law and our restated certificate of incorporation and restated bylaws. The following briefly summarizes the provisions of Delaware law, our restated certificate of incorporation and restated bylaws that would be important to holders of our securities. The following description is not complete and is subject to, and qualified in its entirety by reference to, Delaware law and the terms and provisions of our restated certificate of incorporation and restated bylaws. In this section, all references to “Massey,” “we,” “us” or similar references mean only Massey Energy Company and do not include its subsidiaries.

General

Our restated certificate of incorporation authorizes the issuance of 150 million shares of common stock, $0.625 par value per share. As of June 30, 2008, there were 80,765,855 shares of common stock issued and outstanding, which were held by approximately 6,677 stockholders of record.

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters voted on generally by stockholders, except the election of directors as to which our restated certificate of incorporation grants cumulative voting rights to stockholders. Except as otherwise required by law or with respect to any outstanding series of our preferred stock, the holders of our common stock possess all voting power.

Under our restated bylaws, stockholder action is effective upon majority vote. However, an affirmative vote of the holders of at least 80% of the voting power of our outstanding shares is required for the approval of any proposal to amend or repeal our restated bylaws or to:

•

merge or consolidate with another corporation that, together with its affiliates, beneficially owns more than 5% of the voting power of our outstanding shares (such other corporation and its affiliates referred to as a “related corporation”);

•	sell or exchange all or substantially all of our assets or business to or with a related corporation; or

•	issue or deliver any stock or other securities in exchange or payment for any assets or property of, or securities issued by, a related corporation;

unless such actions are approved by our board of directors before the acquisition by the related corporation of beneficial ownership of more than 5% of the voting power of our outstanding shares.

Furthermore, the affirmative vote of the holders of at least 80% of the voting power of our outstanding shares must approve changes to provisions in our restated certificate of incorporation relating to:

•	amendment of our restated certificate of incorporation or restated bylaws;

•	classification of our board of directors;

•	prohibition of stockholder action without a meeting;

•	cumulative voting;

•	vote required for certain extraordinary transactions with related corporations; and

•	appraisal rights.

Dividend Rights; Rights Upon Liquidation

Subject to any preferential rights of holders of any of our preferred stock that may be outstanding, holders of shares of our common stock are entitled to receive dividends on their shares of common stock out of assets legally available for distribution when, as and if authorized and declared by our board of directors and to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding-up.

Classification of Our Board of Directors

Our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of our directors are elected each year. We believe that a classified board of directors will help to assure the continuity and stability of our board of directors and our business strategies and policies as determined by our board of directors because a majority of the directors at any given time will have prior experience as directors of Massey Energy. This provision should also help to ensure that, if confronted with an unsolicited proposal from a third party that has acquired a block of our voting stock we will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all of our stockholders.

A classified board of directors could prevent a third party who acquires control of a majority of our outstanding voting stock from obtaining control of our board of directors until the second annual stockholders meeting following the date the third party obtains the controlling stock interest. This could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of Massey Energy and could thus increase the likelihood that incumbent directors will retain their positions.

Miscellaneous

Holders of our common stock have no preferences or preemptive, conversion or exchange rights. Shares of our common stock will not be liable for further calls or assessments by us, and the holders of our common stock will not be liable for any of our liabilities. All of the outstanding shares of our common stock are, and any common stock issued and sold pursuant to this prospectus and any prospectus supplement will be, fully paid and nonassessable.

Our common stock is listed on the NYSE under the symbol “MEE.”

Anti-Takeover Provisions of Our Restated Certificate of Incorporation and Restated Bylaws and Delaware Law

General

Our restated certificate of incorporation, restated bylaws and Section 203 of the Delaware General Corporation Law contain provisions that may have the effect of impeding the acquisition of control of Massey Energy by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by our board of directors. These provisions are designed to reduce, or have the effect of reducing, our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt that is unfair to our stockholders.

Restated Certificate of Incorporation and Bylaw Provisions

Preferred Stock. Under our restated certificate of incorporation, our board of directors has the authority, without further stockholder approval, to issue preferred stock in series and to fix the designations, voting power, preferences and rights of the shares of each series and any qualifications, limitations or restrictions with respect to that series. Under this authority, our board of directors could create and issue a series of preferred stock with rights, preferences or restrictions that have the effect of discriminating against an existing or prospective holder of our capital stock as a result of such holder beneficially owning or commencing a tender offer for a substantial amount of our common stock. One of the effects of authorized but unissued and unreserved shares of preferred stock may be to render more difficult for, or discourage an attempt by, a potential acquiror to obtain control of

Massey Energy by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of Massey Energy without any further action by our stockholders.

Other Provisions. Other provisions of our restated certificate of incorporation and restated bylaws that may make replacing our board more difficult include:

•	80% supermajority voting requirements to approve certain extraordinary corporate transactions or certain amendments to our restated certificate of incorporation and restated bylaws;

•	classification of our board of directors;

•	prohibition on stockholders calling a meeting or acting by written consent;

•	requirements for advance notice for raising business or making nominations at stockholder meetings; and

•	ability of our board of directors to increase the size of the board and fill vacancies on the board.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law. The provisions of Section 203 prohibit us from engaging in certain “business combinations” with an “interested stockholder” for a period of three years after the date that the person became an interested stockholder, unless one of the following conditions is satisfied:

•

before the date that the person became an interested stockholder, our board of directors approved the transaction or business combination that resulted in the person becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our outstanding voting stock; or

•

on or after the date that the person became an interested stockholder, the business combination is approved by our board of directors and by the holders of at least 66 2/3% of our outstanding voting stock, excluding voting stock owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who together with that person’s affiliates and associates owns, or within the previous three years did own, 15% or more of our outstanding voting stock.

Transfer Agent and Registrar

Wells Fargo Shareowner Services is the transfer agent and registrar for our common stock.

Limitation of Liability and Indemnification Matters

Our restated certificate of incorporation requires that our directors and officers be indemnified to the maximum extent permitted by Delaware law.

Our restated certificate of incorporation includes a provision eliminating, to the fullest extent permitted by Delaware law, director liability for monetary damages for breaches of fiduciary duty.

DESCRIPTION OF PREFERRED STOCK

Our restated certificate of incorporation authorizes the issuance of 20 million shares of preferred stock. As of the date hereof, there were no shares of our preferred stock outstanding. The board of directors may provide by resolution for the issuance of preferred stock, in one or more series, and to fix the powers, preferences, and rights, and the qualifications, limitations, and restrictions thereof, of this preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund provisions, if any, and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of the common stock and could adversely affect the voting and other rights of the holders of common stock.

We will include in a prospectus supplement the terms relating to any series of preferred stock being offered. These terms will include some or all of the following:

•

the title of the series and the number of shares in the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

•	the price at which the preferred stock will be offered;

•

the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•	the liquidation preference per share;

•

whether the shares of the preferred stock being offered will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	any listing of the preferred stock being offered on any securities exchange;

•	whether interests in the shares of the series will be represented by depositary shares;

•	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution, or the winding up of our affairs;

•

any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

•	any additional rights, preferences, qualifications, limitations, and restrictions of the series.

Upon issuance, the shares of preferred stock will be fully paid and nonassessable. We are not required by the Delaware General Corporation Law to seek stockholder approval prior to any issuance of authorized but unissued stock and our board of directors does not currently intend to seek stockholder approval prior to any issuance of authorized but unissued stock, unless otherwise required by law or the listing requirements of the New York Stock Exchange. As of the date of this prospectus, our board of directors had not established any series of preferred stock, and no shares of our preferred stock are outstanding.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase equity securities. Each warrant will entitle the holder to purchase for cash the amount of equity securities at the exercise price stated or determinable in the prospectus supplement for the warrants. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms will include some or all of the following:

•	the title of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable, if applicable;

•	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities will be governed by an indenture among us, the guarantors parties thereto and Wilmington Trust Company, as trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “Events of Default.” Second, the trustee may perform administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell, and sending you notices.

This section summarizes the general terms of the debt securities we may offer. The prospectus supplement relating to any particular debt securities offered will describe the specific terms of the debt securities, which may be in addition to or different from the general terms summarized in this section. The summary in this section and in any prospectus supplement does not describe every aspect of the indenture or the debt securities, and is subject to and qualified in its entirety by reference to all the provisions of the indenture and the debt securities. The forms of the indenture and the debt securities are filed as exhibits to the registration statement. See “Where You Can Find More Information” for information on how to obtain a copy.

The prospectus supplement relating to any series of debt securities will describe the following specific financial, legal and other terms particular to such series of debt securities:

•	the title of the debt securities of the series (which shall distinguish the debt securities of the series from debt securities of any other series);

•

any limit upon the aggregate principal amount of the debt securities of the series which may be authenticated and delivered under this indenture (except for debt securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other debt securities of the series pursuant to specified provisions of the indenture);

•

the person to whom any interest on a debt security of the series shall be payable, if other than the person in whose name that debt security (or one or more predecessor debt securities) is registered at the close of business on the regular record date for such interest;

•

the date or dates on which the principal of any debt securities of the series is payable or the method by which such date shall be determined and the right, if any, to shorten or extend the date on which the principal of any debt securities of the series is payable and the conditions to any such change;

•

the rate or rates at which any debt securities of the series shall bear interest, if any, or the method by which such rate or rates shall be determined; the date or dates from which any such interest shall accrue; the interest payment dates on which any such interest shall be payable; the manner (if any) of determination of such interest payment dates; and the regular record date, if any, for any such interest payable on any interest payment date;

•	the right, if any, to extend the interest payment periods and the terms of such extension or extensions;

•

the place or places where the principal of and any premium and interest on any debt securities of the series shall be payable and whether, if acceptable to the trustee, any principal of such debt securities shall be payable without presentation or surrender thereof;

•

the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part, at our option and, if other than by a board resolution, the manner in which any election by us to redeem the debt securities shall be evidenced;

•

the obligation, if any, of the company to redeem or purchase any debt securities of the series pursuant to any sinking fund, purchase fund or analogous provisions or at the option of the holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any debt securities of the series shall be issuable;

•

if the amount of principal of or any premium or interest on any debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts shall be determined;

•

if other than the currency of the United States of America, the currency, currencies or currency units in which the principal of or any premium or interest on any debt securities of the series shall be payable and the manner of determining the equivalent thereof in the currency of the United States of America for any purpose;

•

if the principal of or any premium or interest on any debt securities of the series is to be payable, at our election or the election of the holder thereof, in one or more currencies or currency units other than that or those in which such debt securities are stated to be payable, the currency, currencies or currency units in which the principal of or any premium or interest on such debt securities as to which such election is made shall be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount shall be determined);

•

if other than the entire principal amount thereof, the portion of the principal amount of any debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof;

•

if the principal amount payable at the stated maturity of any debt securities of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such debt securities as of any such date for any purpose thereunder, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined);

•	if either or both of legal defeasance and covenant defeasance provisions do not apply to any debt securities of the series;

•	if the debt securities of the series are convertible or exchangeable into our common stock or other securities;

•

if applicable, that any debt securities of the series shall be issuable in whole or in part in the form of one or more global debt securities and, in such case, the respective depositary or depositaries for such global debt securities, the form of any legend or legends which shall be borne by any such global security in addition to or in lieu of that set forth in the indenture and any circumstances in addition to or in lieu of those set forth in the indenture in which any such global security may be exchanged in whole or in part for debt securities registered, and any transfer of such global security in whole or in part may be registered, in the name or names of persons other than the depositary for such global security or a nominee thereof;

•

any addition, modification or deletion of any events of default or covenants provided with respect to any debt securities of the series and any change in the right of the trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable; and

•	any other terms of the series.

The terms of any series of debt securities may vary from the terms described here. Thus, this summary also is subject to and qualified by reference to the description of the particular terms of your debt securities to be described in the prospectus supplement. The prospectus supplement relating to the debt securities will be attached to the front of this prospectus.

The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture, the debt securities and the guarantees described below are governed by the laws of the State of New York.

Payment and Paying Agents

We will pay interest to you if you are a holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date.

We may choose to pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee. You must make arrangements to have your payments picked up at or wired from the trust office.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called “paying agents.” We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular series of debt securities.

Form, Exchange, Registration and Transfer

Unless otherwise provided in a prospectus supplement, we intend to issue debt securities only in registered global form.

You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.”

You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may appoint another entity or perform this role ourselves. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also perform transfers. You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Guarantees

Except to the extent otherwise provided in the applicable prospectus supplement, our obligations under the debt securities and the indenture are guaranteed (each, a “guarantee”) by the subsidiaries that guarantee our outstanding senior and convertible notes, which represent substantially all of our subsidiaries. Certain future subsidiaries will not be required to become guarantors. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us or to their guarantor parents.

The obligations of each subsidiary guarantor under its guarantee are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such subsidiary guarantor and after giving effect to any collections from or payments made by or on behalf of any other subsidiary guarantor in respect of the obligations of any such other subsidiary guarantor under its guarantee or pursuant to its contribution obligations under the indenture, result in the obligations of any such subsidiary guarantor under its guarantee not constituting a fraudulent conveyance, fraudulent transfer or similarly avoidable transaction under U.S. federal or state law. Each subsidiary guarantor that makes a payment or distribution under its guarantee is entitled to a contribution from each other subsidiary guarantor in a pro rata amount based on net assets of each subsidiary guarantor.

A subsidiary guarantor will be released and relieved of any obligations under its guarantee:

•

in the event of a sale or other disposition of all of the assets of any subsidiary guarantor, by way of merger, amalgamation, consolidation, plan of arrangement or otherwise, or a sale or other disposition of all the equity interests of any subsidiary guarantor then held by us and our subsidiaries; or

•	if the subsidiary guarantor merges with or into or consolidates with, or transfers all or substantially all of its assets to, us or another subsidiary guarantor in a compliance with the indenture.

Additional Guarantees

Except to the extent otherwise provided in the applicable prospectus supplement, we will covenant with respect to the debt securities of each series that if any subsidiary that is not a guarantor incurs any indebtedness (other than indebtedness owing to us or another subsidiary or non-recourse indebtedness), including any guarantee of any of our or our subsidiary’s indebtedness (other than a guarantee of indebtedness owing to us or our subsidiary), then we shall cause such subsidiary to:

•	execute and deliver to the trustee a supplemental indenture in form reasonably satisfactory to the trustee pursuant to which such subsidiary shall issue a guarantee; and

•

deliver to the trustee an opinion of counsel (which may contain customary exceptions) that such supplemental indenture and guarantee have been duly authorized, executed and delivered by such subsidiary and constitute legal, valid, binding and enforceable obligations of such subsidiary.

Thereafter, such subsidiary shall be a guarantor for all purposes of the indenture. We may cause any other subsidiary of ours to issue a guarantee and become a guarantor. At any time all the indebtedness and guarantees of indebtedness of such guarantor are repaid or released without further obligation by such subsidiary, such subsidiary need no longer be a guarantor for purposes of this covenant, and the trustee shall promptly execute such documents and instruments as we or such subsidiary may request to evidence the termination of the guarantee.

“Non-recourse indebtedness” means indebtedness of a subsidiary:

(1)	as to which neither we nor any guarantor (a) provides credit support of any kind (including any undertaking, indemnity, agreement or instrument that would constitute indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)	no default with respect to which (including any rights that the holders thereof may have to take enforcement action against a subsidiary) would permit upon notice, lapse of time or both any holder of any other indebtedness (other than the debt securities of the particular series) of us or any guarantor to declare a default on the other indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3)	the explicit terms of which provide there is no recourse to the equity interests or assets of us or any of the guarantors.

Except to the extent otherwise provided in the applicable prospectus supplement, we and our subsidiaries shall not be required to comply with the provisions of this covenant during any Suspension Period.

“Suspension Period” means any period in which the debt securities are rated Investment Grade by both Rating Agencies and no Default has occurred and is continuing under the indenture.

“Investment Grade” designates a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such ratings by S&P or Moody’s.

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Rating Agencies” means S&P and Moody’s.

“Default” means (1) any event of default under the indenture or (2) any event, act or condition that, after notice or the passage of time or both, would be an event of default.

Events of Default

Unless otherwise provided in the applicable prospectus supplement, each of the following will constitutes an event of default with respect to the debt securities of each series:

•	default in the payment of any interest when it becomes due and payable, and continuance of such default for a period of 30 days;

•	default in the payment of principal of or any premium on any debt security when it becomes due and payable;

•	default in the making of any sinking fund payment, when and as due by the terms of any debt security, and continuance of such default for a period of 30 days;

•

default in the performance, or breach, of any covenant or warranty of ours or of any guarantor in the indenture and continuance of such default or breach for a period of 90 days after written notice thereof to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series, provided such written notice specifies such default or breach and requires it be remediated and states that such notice is a “notice of default” under the indenture;

•

a default under any debt by us or any subsidiary of ours that results in the acceleration of the maturity of such debt or failure to pay any such debt, or failure to pay any such debt at maturity, in an aggregate amount greater than $25 million or its foreign currency equivalent at the time and such debt is not discharged or the acceleration is not annulled within seven days of written notice of acceleration;

•

any guarantee of any Significant Subsidiary (as defined below) ceases to be in full force and effect (other than in accordance with the terms of such guarantee and the indenture) or is declared null and void and unenforceable or found to be invalid by a court of competent jurisdiction or any such guarantor denies in writing its liability under its guarantee (other than by reason of release of any such guarantor from its guarantee in accordance with the terms of the indenture and the guarantee);

•	and certain events of bankruptcy, insolvency and reorganization (each, a “bankruptcy event”).

“Significant Subsidiary” means (1) any guarantor that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such regulation is in effect on the first date of issuance of the debt securities of a series and (2) any guarantor that, when aggregated with all other guarantors that are not otherwise Significant Subsidiaries and as to which any bankruptcy event has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

If an event of default (other than an event of default specified in the last bullet point above) occurs and is continuing, then and in every such case the trustee, by written notice to us, or the holders of not less than 25% in aggregate principal amount of the then outstanding debt securities of a series, by written notice to us and the trustee, may declare the unpaid principal of and accrued and unpaid interest and additional interest, if any, on all such debt securities then outstanding to be due and payable. Upon such declaration, such principal amount and accrued and unpaid interest and additional interest, if any, will become immediately due and payable, notwithstanding anything contained in the indenture or the debt securities to the contrary. If any event of default specified in the last bullet point above occurs, all unpaid principal of, and accrued and unpaid interest and additional interest, if any, on the debt securities of a series then outstanding will automatically become due and payable without any declaration or other act on the part of the trustee or any holder of debt securities.

Holders of the debt securities may not enforce the indenture or the debt securities except as provided in the indenture. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee a security or an indemnity satisfactory to it against any cost, expense or liability. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding debt securities of a series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

If a default or event of default occurs and is continuing and is known to the trustee, the indenture requires the trustee to mail a notice of default or event of default to each holder within 60 days of the occurrence of such default or event of default. However, the trustee may withhold from the holders notice of any continuing default or event of default (except a default or event of default in the payment of principal of, interest or additional interest, if any, on, or any sinking fund or purchase fund installment with respect to, the debt securities) if it determines in good faith that withholding notice is in their interest. The holders of a majority in aggregate principal amount of the debt securities of a series then outstanding by notice to the trustee may rescind any acceleration of such debt securities and its consequences if all existing events of default (other than the nonpayment of principal of, interest and additional interest, if any, on such debt securities that has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree of any court of competent jurisdiction. No such rescission will affect any subsequent default or event of default or impair any right consequent thereto.

The holders of a majority in aggregate principal amount of the debt securities of a series then outstanding may, on behalf of the holders of all such debt securities, waive any past default or event of default under the indenture and its consequences, except default in the payment of principal of, premium, if any, or interest on such debt securities (other than the non-payment of principal of, premium, if any, interest and additional interest, if any, on such debt securities that has become due solely by virtue of an acceleration that has been duly rescinded as provided above) or in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of all holders of such debt securities.

We are required to deliver to the trustee annually a statement regarding compliance with the indenture and are required, upon becoming aware of any default or event of default, to deliver to the trustee a statement specifying such default or event of default.

Modification

There are three types of changes we, the guarantors and the trustee can make to the indenture and the debt securities through a supplemental indenture.

Changes Requiring Your Approval

First, there are changes that cannot be made to the indenture or your debt securities without your specific approval. Following is a list of those types of changes:

•	a reduction in any premium payable upon the redemption of any debt securities;

•	a reduction of the principal of or change the fixed maturity of any debt security;

•	a change in the payment due date of the principal or interest on a debt security;

•	a reduction of the rate of or change the time or place for payment of interest on any debt securities;

•

a reduction in the amount of the principal of an original issue discount debt security or any other debt security which would be due and payable upon a declaration of acceleration of maturity in accordance with the indenture, or an impairment in the right to institute suit for the enforcement of any such payment on or after the fixed maturity thereof or redemption date;

•

a waiver a default or event of default in the payment of principal of, premium, if any, interest or additional interest, if any, on the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the debt securities and a waiver of the payment default that resulted from such acceleration);

•	the making of any note payable in money other than that stated in the indenture and the debt securities;

•

a reduction in the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the indenture or certain defaults hereunder and their consequences) provided for in the indenture;

•

the making of any change in the provisions described in this “Changes Requiring Your Approval” section or the provisions of the indenture relating to waivers of past defaults or waivers of certain covenants, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holders of each outstanding debt security affected thereby;

•	a modification of any rights of holders to receive payments of principal of, premium, if any, interest or additional interest, if any, on the debt securities;

•	the making of any change to the abilities of holders of debt securities to enforce their rights under the indenture or the foregoing provisions or this provision;

•	a modification in the ranking provisions of the indenture in a manner adverse to the holders of debt securities; or

•	any other change specified in the prospectus supplement or other offering document relating to the debt securities of that series.

Changes Requiring a Majority Vote

The second type of change to the indenture and the debt securities is the kind that requires consent of the holders of a majority in principal amount of the outstanding debt securities of the particular series affected. With a majority vote, the holders may waive past defaults, provided that such defaults are not of the type described previously under “Changes Requiring Your Approval.”

Changes Not Requiring Approval

The third type of change to the indenture and the debt securities is the kind that requires no consent from holders of debt securities. Without the consent of any holder, we, the guarantors and the trustee may amend or supplement the indenture and debt securities of any series to:

•

evidence the succession of another person to us or a guarantor and the assumption by any such successors of the respective obligations of us or a guarantor, as the case may be, under the indenture and in the debt securities and note guarantees in accordance with the indenture;

•

cure any ambiguity, defect, omission or inconsistency or make any other changes in the provisions of the indenture which we or a guarantor may deem necessary or desirable, provided such amendment does not materially and adversely affect the rights of the holders of any series of debt securities;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•

provide for the assumption of our obligations to holders of any series of debt securities in the circumstances required under the indenture as described under “Merger, Consolidation and Sale of Assets;”

•	provide for exchange rights of holders of any series of debt securities in certain events such as our consolidation or merger or the sale of all or substantially all of our assets;

•	add guarantees with respect to any series of debt securities;

•	secure any series of debt securities;

•	establish the form or terms of debt securities of any series as permitted by the indenture;

•

add covenants of Massey and/or the guarantors for the benefit of the holders of all or any series of debt securities or surrender any right or power conferred upon us or the guarantors with respect to all or any debt securities;

•	add additional events of default for the benefit of the holders of all or any series of debt securities;

•

comply with the provisions of any clearing agency, clearing corporation or clearing system, or the requirements of the trustee or the registrar with respect to the provisions of the indenture or any series of debt securities relating to transfers and exchange of such debt securities;

•	conform the indenture to the description of any series of debt securities contained in the relevant prospectus supplement or other offering document therefor;

•

add, change or eliminate any provision of the indenture in respect of one or more series of debt securities, provided such addition, change or elimination (i) does not apply to any series of debt securities then outstanding and entitled to the benefit of such provision or modify the rights of the holders of any such debt securities or (ii) becomes effective only when there is no such debt security outstanding;

•	provide for the release of a guarantor of the debt securities in accordance with the indenture;

•	evidence and provide for the acceptance of the appointment under the indenture of a successor trustee;

•

add or change any provision of the indenture necessary to allow for the issuance of the debt securities in bearer form, registrable or not as to principal, and with or without coupons, or to facilitate the issuance of debt securities in uncertificated form;

•

make any change that would provide any additional rights or benefits to the holders of any series of debt securities or that does not adversely affect the legal rights under the indenture of any such holder; or

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939.

Reporting

The indenture provides for us to file with the trustee, within 15 days after we are required to file the same with the SEC, after giving effect, to the extent applicable, any extension permitted by Rule 12b-25 under the Securities Exchange Act of 1934 (the “Exchange Act”), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which we may be required to file with the SEC, pursuant to Section 13 or Section 15(d) of the Exchange Act; provided, however, that we will not be required to deliver to the trustee any materials for which we have sought and obtained confidential treatment from the SEC. Documents filed by us with the SEC via the EDGAR system will be deemed filed with the trustee as of the time such documents are filed via EDGAR. We will also comply with Section 314(a) of the Trust Indenture Act.

Consolidation, Merger and Sale of Assets

We may not, in a single transaction or series of related transactions, consolidate, amalgamate or merge with or into any other person, including any other entity, or sell, assign, convey, transfer or lease our properties and assets, as an entirety or substantially as an entirety, to any person or persons unless:

•

we are the continuing corporation or the person, if other than us, formed by such consolidation or with which or into which we are merged or the person or group of affiliated persons to which all or substantially all our properties and assets are conveyed, transferred or leased is a corporation organized and existing under the laws of the United States, any of its states or the District of Columbia and expressly assumes our obligations under the debt securities and the indenture; and

•	immediately after giving effect to the transaction, there is no default and no event of default under the indenture.

Unless a guarantor is released from its guarantee as provided under “Additional Guarantees,” no guarantor may consolidate or amalgamate with or amalgamate with or merge with or into (whether or not such guarantor is the surviving person) another person or (ii) sell, assign, transfer, lease, convey or otherwise dispose of its properties or assets as an entirety or substantially as an entirety to another person or persons unless:

•

such guarantor will be the surviving or continuing person or the person, if other than such guarantor or us, formed by or surviving any such consolidation or merger, amalgamation or the person acquiring the property or assets in any such sale, assignment, transfer, lease, conveyance or other disposition or plan of arrangement expressly assumes all of the obligations of such guarantor under its guarantee and the indenture; and

•	immediately after giving effect to such transaction, there is no default and no event of default under the indenture.

If we or a guarantor consolidates, amalgamates with or merges into any other corporation or sells, assigns, conveys, transfers or leases our or such guarantor’s property and assets as an entirety or substantially as an entirety as described in the preceding paragraphs, the successor person shall succeed to and be substituted for us or such guarantor, and may exercise our rights and powers under the indenture, the debt securities and the guarantees and after any such contemplated transaction, except in the case of a lease, we or such guarantor will be relieved of all obligations and covenants under the indenture, the debt securities and the guarantee of such guarantor.

Limitation on Liens

With certain exceptions set forth below, the indenture provides that neither we nor any of our subsidiaries will, while any of the debt securities are outstanding, create, or suffer to be created or to exist any Lien upon any Principal Property of ours or our subsidiaries to secure any indebtedness, unless the debt securities then outstanding are secured by such Lien on an equal and ratable basis with the indebtedness so secured until such time as such indebtedness is no longer secured.

The indenture provides that the restriction on creating, incurring or suffering to be created or to exist any Lien, or any agreements, will not apply to:

•

any purchase money Lien upon any Principal Property acquired by us or any of our subsidiaries, or any Lien existing on any Principal Property at the time of the acquisition thereof (including any Lien which exists on any Principal Property of a Person which is consolidated with or merged with or into us or any of our subsidiaries or which transfers or leases all or substantially all of its properties to us or any of our subsidiaries), or conditional sales agreements or other title retention agreements and leases in the nature of title retention agreements with respect to any Principal Property hereafter acquired; provided, however, that no such Lien extends to or covers any other property of us or our subsidiaries;

•	any Lien upon any Principal Property of us or our subsidiaries existing as of the date of the initial issuance of a series of debt securities;

•	Liens for taxes or assessments or other governmental charges or levies;

•

pledges or deposits to secure obligations under worker’s compensation laws, unemployment insurance and other social security legislation, including liens of judgments thereunder which are not currently dischargeable;

•

pledges or deposits or similar Liens to secure performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases to which we or any of our subsidiaries is a party; pledges or deposits or similar Liens to secure public or statutory obligations of us or any of our subsidiaries; builders’, materialmen’s, mechanics’, carriers’, warehousemen’s, workers’, repairmen’s, operators’, landlords’ or other like Liens in the ordinary course of business, or deposits to obtain the release of such Liens; pledges or deposits to secure, or in lieu of, surety, stay, appeal, indemnity, customs, performance or return-of-money bonds; other pledges or deposits for similar purposes in the ordinary course of business;

•	Liens created by or resulting from any litigation or proceeding which at the time is being contested in good faith by appropriate proceedings;

•

Liens incurred in connection with the issuance of bankers’ acceptances and lines of credit, bankers’ liens or rights of offset and any security given in the ordinary course of business to banks or others to secure any indebtedness payable on demand or maturing within 12 months of the date that such indebtedness is originally incurred;

•

Liens on or with respect to coal, gas, hydrocarbon or mineral properties not fully developed securing Indebtedness, the proceeds of which are used to finance or refinance the development of such properties;

•	Liens on or with respect to mineral rights held under option but not owned by us or any of our subsidiaries;

•	Liens on or with respect to ores, concentrates, metals or other raw materials or products incurred in the ordinary course of business in connection with the importation, purchase or sale thereof;

•	Liens in favor of us or any of our affiliates;

•	Liens incurred in connection with repurchase, swap or other similar agreements (including, without limitation, commodity price, currency exchange and interest rate protection agreements);

•	leases made, or existing on property acquired, in the ordinary course of business;

•	Liens securing industrial revenue or pollution control bonds;

•	Liens on any property arising in connection with any defeasance, covenant defeasance or in-substance defeasance of indebtedness of ours, including the debt securities;

•	Liens created in connection with, and created to secure, a non-recourse obligation;

•

zoning restrictions, easements, licenses, rights-of-way, restrictions on the use of property or minor irregularities in title thereto, which do not, in our opinion, materially impair the use of such property in the operation of our or our subsidiaries’ businesses or the value of such property for the purpose of such business;

•

any Lien securing indebtedness which may be issued by us in connection with our consolidation or merger with or into any other person (which may be an affiliate of ours) in exchange for or otherwise in substitution for secured indebtedness of such person (“Third Party Debt”) which by its terms (i) is secured by a Lien on all or a portion of the property of such person, (ii) prohibits secured indebtedness from being incurred by such person, unless the Third Party Debt shall be secured equally and ratably with such secured indebtedness or (iii) prohibits secured indebtedness from being incurred by such person;

•

any Lien securing indebtedness of any person which is required to be assumed by us in connection with a consolidation or merger of such person, with respect to which any of our property is subjected to a Lien;

•

any Lien upon any Principal Property acquired, constructed, developed or improved by us or any of our any of our subsidiaries (whether alone or in association with others) after the date of the indenture which are created prior to, at the time of, or within 18 months after such acquisition (or in the case of property constructed, developed or improved, after the completion of such construction, development or improvement and commencement of full commercial operation of such property, whichever is later) to secure or provide for the payment of any part of the purchase price or cost thereof; provided that in the case of such construction, development or improvement the Liens shall not apply to any property theretofore owned by us or any of our subsidiaries other than theretofore unimproved real property;

•

the replacement, extension or renewal (or successive replacements, extensions or renewals), as a whole or in part, of any Lien, or of any agreement, referred to in any of the bullet points above, or the replacement, extension or renewal (not exceeding the principal amount of indebtedness secured thereby together with any premium, interest, fee or expense payable in connection with any such replacement, extension or renewal) of the indebtedness secured thereby; provided that such replacement, extension or renewal is limited to all or a part of the same property that secured the Lien replaced, extended or renewed (plus improvements thereon or additions or accessions thereto); or

•

any other Lien not excepted by the foregoing bullet points; provided that immediately after the creation or assumption of such Lien, the aggregate principal amount of our indebtedness for borrowed money secured by all Liens created or assumed under the provisions of this bullet point and any of the foregoing bullet points does not exceed an amount equal to 15% of our Consolidated Net Tangible Assets.

“Lien” means any mortgage, lien, pledge charge, security interest or other encumbrance.

“Principal Property” means any single office building, manufacturing or processing plant, warehouse or other similar facility owned by us, the book value of the property, plant and equipment of which, net of depreciation, is not less than 2% of our Consolidated Net Tangible Assets; provided, however, that “Principal Property” does not include (a) any such plant or facility (i) that is owned jointly or in common with one or more Persons other than us and our subsidiaries, in which our interest and that of our subsidiaries does not exceed 50%, or (ii) which our board of directors determines by resolution in good faith is not of material importance to the total business conducted, or assets owned, by us and our subsidiaries as an entirety; or (b) any portion of any such plant or facility which the our board of directors determines by resolution in good faith not to be of material importance to the use or operation thereof.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deducted items), after deducting therefrom (a) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangibles, and (b) all current liabilities, as reflected in our latest audited consolidated balance sheet contained in the our most recent annual report to our stockholders.

Conversion and Exchange Rights

If specified in the applicable prospectus supplement, the debt securities of a series may be convertible into or exchangeable for our common stock or other securities. We will describe in the applicable prospectus supplement, among other things, the conversion or exchange rate or price and any adjustments thereto, the conversion or exchange period or periods, provisions as to whether conversion or exchange will be mandatory, at our option or at the option of the holders of that series of debt securities and provisions affecting conversion or exchange in the event of the redemption of that series of debt securities.

Discharge

Unless otherwise indicated in the applicable prospectus supplement, we may satisfy and discharge our obligations under the indenture as to a series of debt securities by delivering to the securities registrar for cancellation all outstanding debt securities of such series or by depositing with the trustee or delivering to the holders of such debt securities, as applicable, after such debt securities have become due and payable, whether at stated maturity, or any redemption or purchase date, cash sufficient to pay all of the outstanding debt securities and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Defeasance

Unless otherwise indicated in the applicable prospectus supplement, we may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding debt securities of a series (“legal defeasance”) except for:

•

the rights of holders of the outstanding debt securities of that series to receive payments in respect of the principal of, and premium and interest, if any, on the debt securities of that series when such payments are due from the trust referred to below;

•

our obligations with respect to the debt securities of that series concerning issuing temporary securities, registration of securities, mutilated, destroyed, lost or stolen securities and the maintenance of an office or agency for payment and money for security payments held in trust and with respect to the compensation and reimbursement of the trustee;

•	the rights, powers, trusts, duties and immunities of the trustee and our obligations in connection therewith; and

•	the legal defeasance provisions of the indenture.

In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants in respect of the debt securities of any series that are described in the indenture (“covenant defeasance”) and thereafter any omission to comply with those covenants will not constitute a default or event of default with respect to the debt securities of that series. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy, insolvency and similar events) described under “Events of Default” will no longer constitute an event of default with respect to the debt securities of that series.

In order to exercise either legal defeasance or covenant defeasance we are required to meet specific conditions, including:

•

we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities of that series, cash, government securities, or a combination thereof, in amounts as will be sufficient in the opinion of a nationally recognized firm of independent public accountants to pay the principal of, and premium and interest, if any, on the outstanding debt securities of that series on the stated maturity or on the applicable redemption date, as the case may be;

•	no event of default shall have occurred and be continuing;

•	if securities are to be redeemed prior to maturity, notice of redemption shall have been duly given;

•	we have delivered to the trustee an officers’ certificate and opinion of counsel stating the conditions to legal defeasance or covenant defeasance have been complied with;

•

in the case of legal defeasance, we have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred; and

•

in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in any of three ways (or in any combination):

•	to or through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the related prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the related prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the related prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus forms a part).

The accompanying prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions, fees or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts, commissions, fees or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If we use underwriters in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to customary conditions. The underwriters will be obligated to purchase all of the offered securities if they purchase any of the offered securities.

We may sell the securities through agents from time to time. The related prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the related prospectus supplement, and the related prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, in connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, the underwriters may over-allot and may bid for, and purchase, the securities in the open market.

Agents, underwriters and other third parties described above that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, as amended (the “Securities Act”), and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We may have agreements with the agents, underwriters and those other third parties to indemnify them against specified civil liabilities, including liabilities under the Securities Act or to contribute to payments they may be required to make in respect of those liabilities. Agents, underwriters and those other third parties may engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and unless otherwise indicated in the applicable prospectus supplement, the validity of those securities will be passed upon for us by Troutman Sanders LLP.

EXPERTS

The consolidated financial statements of Massey Energy Company at December 31, 2007 and for each of the three years in the period ended December 31, 2007, appearing in Massey Energy Company’s Annual Report (Form 10-K) for the fiscal year ended December 31, 2007 (including the schedule appearing therein), and the effectiveness of Massey Energy Company’s internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, except for information superseded by information in this prospectus or any prospectus supplement. We incorporate by reference the documents listed below. The documents filed by us which we incorporate by reference include:

(1)	The portions of our definitive proxy statement on Schedule 14A that were deemed “filed” with the SEC under the Exchange Act on April 15, 2008;

(2)	Annual report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on February 29, 2008;

(3)	Quarterly report on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC on May 9, 2008;

(4)	Quarterly report on Form 10-Q for the quarter ended June 30, 2008, filed with the SEC on August 4, 2008;

(5)	Current report on Form 8-K, filed with the SEC on May 23, 2008;

(6)	Current report on Form 8-K, filed with the SEC on May 14, 2008;

(7)	Items 8.01 and 9.01 (Exhibit 99.2) of our current report on Form 8-K, filed with the SEC on April 4, 2008;

(8)	Current report on Form 8-K, filed with the SEC on March 14, 2008;

(9)	Current report on Form 8-K, filed with the SEC on February 21, 2008;

(10)	Current report on Form 8-K, filed with the SEC on January 17, 2008;

(11)	Current report on Form 8-K, filed with the SEC on January 11, 2008; and

(12)	The description of our common stock contained in our current report on Form 8-K, filed with the SEC on May 24, 2001.

All documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, from the date of this prospectus until the completion of the offerings to which this prospectus relates or the offerings are terminated, shall also be deemed to be incorporated by reference in, and to be part of, this prospectus from the date any such document is filed. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

Any statements contained in a document incorporated by reference in this prospectus shall be deemed to be modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement (or in any other subsequently filed document which also is incorporated by reference in this prospectus) modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. Statements contained in this prospectus and any document incorporated by reference as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of the contract, agreement or other document filed as an exhibit to the registration statement or any incorporated document, each statement being so qualified by this reference.

You may request a copy of the above-documented filings at no cost by telephone at (886) 814-6512 or by writing to us at Massey Energy Company, Post Office Box 26765, Richmond, Virginia 23261, Attention: Investor Relations.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements, and other information with the SEC. Copies of our reports, proxy statements, and other information may be inspected at the public reference facilities maintained by the SEC:

Public Reference Room

Securities and Exchange Commission

100 F Street, NE

Washington D.C. 20549

Copies of these materials may be obtained by mail at prescribed rates from the public reference section of the SEC at the address indicated above or by calling the SEC at 1-800-SEC-0330. Our reports, proxy statements and other information filed with the SEC are also available to the public over the Internet at the SEC’s website at http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We make available, free of charge through our website, www.masseyenergyco.com, our annual report, quarterly reports, current reports, proxy statements, section 16 reports and other information (and any amendments thereto) as soon as practicable after filing or furnishing the material to the SEC, in addition to, our Corporate Governance Guidelines, codes of ethics and the charters of the Audit, Compensation, Executive, Finance, Governance and Nominating, and Safety, Environmental, and Public Policy Committees. These materials also may be requested at no cost by telephone at (866) 814-6512 or by mail at: Massey Energy Company, Post Office Box 26765, Richmond, Virginia 23261, Attention: Investor Relations.